UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
STATE NATIONAL BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share, of State National Bancshares, Inc. (the “Company Common Stock”).

2)	Aggregate number of securities to which transaction applies: 12,021,583 shares of Company Common Stock and options to purchase 805,050 shares of Company Common Stock, all as of July 21, 2006.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.000107 by the sum of (a) the product of 12,021,583 issued and outstanding shares of Company Common Stock and the per share merger consideration of $38.50, plus (b) the product of 805,050 (the aggregate number of shares of Company Common Stock that could be issued and outstanding immediately prior to the effective time as a result of the exercise of options to purchase Company Common Stock that were outstanding as of July 21, 2006) and $21.17 per share (which is the difference between $37.40, which is the average of the high and low prices quoted in the Nasdaq National Market for a share of Company Common Stock on July 20, 2006, and $16.23, which is the weighted average exercise price per share of such options).

4)	Proposed maximum aggregate value of transaction: $479,873,854

5)	Total fee paid: $51,346.50
☐ Fee paid previously by written preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPY
SUBJECT TO COMPLETION

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of State National Bancshares, Inc. (“State National Bancshares”), which will be held on [          ], 2006 at [          ], local time in Fort Worth, Texas. The special meeting will be held at [                    ].  At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 12, 2006, by and between State National Bancshares and Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the laws of the Kingdom of Spain (“BBVA”), and the merger contemplated by thereby.

Pursuant to the terms of the merger agreement, BBVA has formed Newco Aspen, Inc., a Texas corporation and wholly owned subsidiary of BBVA, which will merge with and into State National Bancshares, with State National Bancshares as the surviving corporation. As a result of the merger, State National Bancshares will become a direct, wholly owned subsidiary of BBVA. If the merger is completed, each issued and outstanding share of our common stock will be converted into the right to receive $38.50 in cash, without interest, unless the shareholder chooses to be a dissenting shareholder and exercises and perfects appraisal rights under Texas law. In addition, each outstanding and unexercised option held immediately prior to the effective time of the merger, whether vested or unvested, to acquire a share of our common stock will be converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the mean of the highest and lowest selling prices quoted in the Nasdaq National Market for a share of State National Bancshares common stock on the last trading day prior to the completion of the merger over the per share exercise price of the stock option. If the merger is completed, we will no longer be a publicly traded company.

We strongly encourage you to read the accompanying proxy statement, which provides detailed information about the merger, the terms of the merger agreement, the per share merger consideration and the treatment of stock and stock options.

Our board of directors has approved the merger agreement as being in the best interests of our shareholders and recommends that you vote to approve the merger agreement. Our board of directors also recommends that you vote in favor of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the merger proposal if there are not sufficient votes for approval of the merger agreement at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of State National Bancshares is required to approve the merger agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the special meeting, to ensure that your shares will be represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or by using the telephone or Internet voting procedures described in the accompanying proxy statement and on your proxy card. If you attend the special meeting, you may vote in person, and your proxy will not be used.

On behalf of our board of directors, I thank you for your continued support and your consideration of this matter.

Sincerely,

Tom C. Nichols
Chairman, President and Chief Executive Officer

[                    ]

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2006 and is first being mailed to our shareholders on or about [                    ], 2006.

4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
(817) 547-1150

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [               ], 2006 AT [          ]

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of State National Bancshares, Inc., a Texas corporation, will be held at [                                  ], on the [       ] day of [                    ], 2006 at [          ], local time in Fort Worth, Texas, for the following purposes:

•	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 12, 2006, by and between State National Bancshares and Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the laws of the Kingdom of Spain (“BBVA”), and the merger contemplated thereby;

•	To consider and vote upon a postponement or adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting; and

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has approved the terms of the merger agreement and the proposed merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are fair to and in the best interests of our shareholders. Our board of directors recommends that you vote FOR the approval of the merger agreement. Our board of directors also recommends that you vote FOR the approval of any postponement or adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger.

Only holders of record of our common stock at the close of business on [                    ], 2006, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. If you do not vote in favor of approval of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed, but only if you submit a written objection to the merger to us before the special meeting and you further comply with Texas law as explained in the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote. Failure to vote on the merger has the same effect as a vote against the merger proposal. Even if you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, date, sign and mail the enclosed proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free number or by using the Internet as described in the instructions included with your proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail.

This solicitation for your proxy is being made by us on behalf of our board of directors. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors

Don E. Cosby
Secretary
[                    ], 2006.
Fort Worth, Texas

i

APPENDICES
Agreement and Plan of Merger as of June 12, 2006	Appendix A
Opinion of Credit Suisse Securities (USA) LLC	Appendix B
Texas Law Relating to Dissenters’ Rights of Appraisal	Appendix C

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. We caution readers that results and events subject to forward-looking statements could differ materially due to the following factors, among others: the ability to obtain required governmental and shareholder approvals; the ability to complete the merger within the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; possible changes in monetary and fiscal policies, laws and regulations; and other risks and factors identified in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some of the more likely questions raised in connection with the merger agreement, the merger and the special meeting. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:	What am I being asked to approve?

A:	You are being asked to approve the merger agreement, which provides for the acquisition of State National Bancshares by BBVA by virtue of the merger of a wholly owned subsidiary of BBVA with and into State National Bancshares, with State National Bancshares as the surviving corporation. After the merger, State National Bancshares will no longer be a publicly-held company and will be a wholly owned subsidiary of BBVA. The merger agreement is attached as Appendix A to this proxy statement. We urge you to read it carefully.

In addition, you are also being asked to vote on a proposal to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

Q:	Does our Board recommend that I vote in favor of the merger?

A:	Yes. Our board of directors approved the merger agreement. Our board of directors believes that the terms of the merger agreement and the proposed merger are fair to and in the best interests of our shareholders. Our board of directors recommends that you vote FOR the approval of the merger agreement and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting. See “The Merger — Recommendation of the Board of Directors of State National Bancshares,” beginning on page 16.

Q:	When and where will the special meeting of shareholders be held?

A:	The special meeting of our shareholders will be held at [ ], Fort Worth, Texas time, on [ ], 2006 at [ ].

Q:	Who is eligible to vote?

A:	Holders of our common stock at the close of business on [ ], 2006, the record date for the special meeting, are eligible to vote.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned at the close of business on [ ], 2006, the record date for the special meeting.

Q:	What percentage vote is required to approve the merger agreement?

A:	In order for the merger to be approved, holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” approval of the merger agreement. If you do not vote your shares, it will have the same effect as a vote “AGAINST” the approval of the merger agreement. Proxies returned to us but not marked to indicate your voting preference will be counted as votes “FOR” approval of the merger agreement. See “The Special Meeting — Record Date; Voting Rights; Quorum; Required Vote,” beginning on page 11.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully, including its appendices, consider how the merger would affect you as a shareholder, and then vote. After you read this proxy statement, if you choose to vote by proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible or submit your proxy using the telephone or Internet voting procedures described in the instructions included with your proxy card, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our shareholders. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote for the approval of the merger agreement and for adjournment or postponement, if necessary, to solicit additional proxies in favor of the merger in accordance with the recommendation of our board of directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our shareholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you have instructed your broker to vote your shares, you must follow the instructions from that broker to change your vote. Otherwise, you may revoke your proxy by delivering to us a written notice of revocation or by submitting a new proxy at a later date (whether by proxy card, telephone or Internet, which automatically revokes the earlier proxy). In addition, your proxy may be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke your proxy. See “The Special Meeting — Solicitation, Voting and Revocation of Proxies,” beginning on page 12 of this proxy statement.

Q:	Should I send in my stock certificates now?

A:	No. If the merger agreement is approved by the shareholders and all of the other conditions to the merger are satisfied, BBVA’s paying agent, The Bank of New York, will send a letter of transmittal and written instructions for exchanging your shares of our common stock for the merger consideration to which you are entitled. You should not send in your stock certificates until you receive the letter of transmittal. See “The Merger Agreement — Merger Consideration,” beginning on page 29.

Q:	What factors should I consider in evaluating the merger?

A:	We encourage you to read this entire document carefully. You should also review the factors considered by our board of directors discussed in “The Merger — Board of Directors’ Reasons for the Merger” beginning on page 16.

Q:	Who will own State National Bancshares after the merger?

A:	Immediately after the merger, State National Bancshares will be a wholly owned subsidiary of BBVA. Upon completion of the merger, shareholders of State National Bancshares will no longer have an equity or ownership interest in State National Bancshares, nor will they acquire an interest in BBVA by virtue of their current ownership in State National Bancshares common stock.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed in January 2007. However, the timing of the completion of the merger is dependent on the approval of the merger agreement by our shareholders as well as the approval of certain bank regulatory agencies, among other conditions.

Q:	If the merger agreement is approved, when will we receive the cash consideration for our shares of State National Bancshares common stock?

A:	Holders of State National Bancshares common stock will be entitled to receive cash for their shares of State National Bancshares common stock as soon as the merger is completed. No later than five business days after the date the merger is completed, BBVA will direct The Bank of New York, the paying agent for this transaction, to send to you instructions on how to obtain the cash payment in exchange for your shares. Distribution of the merger consideration to all shareholders will occur no later than five business days following receipt by The Bank of New York of such materials, if practicable. See “The Merger Agreement — Merger Consideration,” beginning on page 29.

Q:	Who can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Mindy Hegi
Vice President of Corporate Finance
State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Telephone: (817) 547-1157

SUMMARY

This summary highlights selected information discussed in more detailed elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To understand the merger more fully, you are urged to read carefully this entire proxy statement and all of its appendices, including the merger agreement, a copy of which is attached as Appendix A to this proxy statement, before voting on whether to approve the merger agreement. The merger agreement is the legal document that governs the merger. The representations and warranties in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including qualifications in disclosures exchanged between the parties. In addition, some representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to BBVA and us. In this section, the terms “we,” “us” and “our” refer to State National Bancshares (unless the context indicates otherwise) and “you” refers to owners of record of State National Bancshares common stock on [          ], 2006, the record date.

Parties to the Merger (see page 13)

State National Bancshares, Inc.  We are a bank holding company, headquartered in Fort Worth, Texas, offering a broad range of financial products and services primarily through our main subsidiary, State National Bank, a national banking association.

Banco Bilbao Vizcaya Argentaria, S.A.  BBVA is a multinational financial services group that operates in 32 countries and provides a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance.

Newco Aspen, Inc.  Newco Aspen is a newly incorporated Texas corporation and wholly owned subsidiary of BBVA formed solely to merge with and into State National Bancshares in order to effect the merger. Newco Aspen has no operating history and will cease to exist as a separate company after the effective time of the merger.

The Merger (see page 14)

The merger agreement provides that Newco Aspen will merge with and into State National Bancshares and the separate legal existence of Newco Aspen will cease and State National Bancshares will be the surviving entity of the merger. As a result of the merger, all of the issued and outstanding shares of State National Bancshares common stock will be acquired by BBVA and shareholders of State National Bancshares and holders of stock options will receive cash. Following the merger, our shareholders will cease to have ownership interests in us or rights as shareholders of our common stock.

The Special Meeting (see page 11)

We will hold a special meeting of our shareholders at [          ], Fort Worth, Texas time, on [          ] , 2006 at [          ]. At the special meeting, we will ask our shareholders to approve the merger agreement, and to act on any other matters that may be put to a vote at the special meeting.

Record Date and Voting at the Meeting (see page 11)

You may vote at the special meeting if you owned shares of our common stock as of the close of business on [          ], 2006, our record date. You will have one vote for each share of our common stock you owned on that date. If you own shares that are registered in someone else’s name (for example, a broker) you must instruct that person on how to vote those shares for you or get authorization to vote the shares yourself at the meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You may submit your proxy in one of the following methods:

•	Mark, date, sign, and mail the enclosed proxy card in the postage-paid envelope;

•	If you are the shareholder of record, call toll free 1-866-289-1754 on a touch-tone telephone and follow the instructions. If you are not the shareholder of record, please refer to your proxy card for instructions on voting via telephone.

•	If you are the shareholder of record, access the web page https://www.proxyvotenow.com/snbi and follow the on-screen instructions. If you are not the shareholder of record, please refer to your proxy card for instructions on voting via Internet.

Granting a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person; by voting in person you will revoke your proxy. You may also revoke your proxy at any time before the vote at the meeting by providing our Corporate Secretary written notice of your revocation or by submitting a new proxy at a later date (whether by proxy card, telephone or Internet). If you return your proxy but do not mark your voting preferences, the proxy holders will vote your shares “FOR” approval of the merger agreement.

Vote Required (see page 11)

The affirmative vote of at least two-thirds of the total outstanding shares will be sufficient to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the special meeting is required to approve the adjournment proposal. On the record date, [          ] shares of our common stock were outstanding. As of the record date, our directors and executive officers beneficially owned, directly or indirectly, in the aggregate, [          ] shares of our common stock representing approximately [          ]% of the outstanding shares. See “Security Ownership of Management and Certain Beneficial Owners,” beginning on page 41. Certain of these individuals, along with certain of our other shareholders that own in excess of ten percent of our common stock, have agreed with BBVA to vote the shares they own, directly or indirectly, representing 5,243,654 shares in the aggregate, or approximately 41% of our common stock, in favor of the merger agreement.

Our Reasons for the Merger (see page 16)

Our board of directors believes that the merger is in your best interest. We considered a number of factors in deciding to approve and recommend the terms of the merger agreement to you. These factors included the following:

•	the overall terms of the proposed transaction;

•	the likely impact of the merger on our employees and customers;

•	the value of the consideration to be received by you relative to the book value and earnings per share of our common stock;

•	the ability of certain members of our management to continue to manage State National Bank upon completion of the merger;

•	our need to provide additional banking related services and products to meet the expanding needs of our customers;

•	the competitive and regulatory environment for banks generally; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

We also took into account the opinion of our financial advisor, Credit Suisse Securities (USA) LLC, that the consideration to be received in the merger is fair, from a financial point of view to our shareholders (other than Castle Creek Capital, LLC and its affiliates, which were not addressed in the opinion). See “The Merger — Fairness Opinion of Financial Advisor,” beginning on page 16. In our deliberations, we did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of our board of directors may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors we considered is not intended to be exhaustive of the factors considered.

Our Recommendation to Our Shareholders (see page 16)

Our board of directors believes that the merger and the merger agreement are fair to you and in your best interests, and recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

Opinion of Our Financial Advisor (see page 16)

In connection with the merger, Credit Suisse Securities (USA) LLC, or Credit Suisse, delivered a written opinion to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of our common stock (other than Castle Creek Capital, LLC and its affiliates). The written opinion of Credit Suisse is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the proposed merger. The opinion also does not address our underlying business decision to engage in the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the merger. See “The Merger — Fairness Opinion of Financial Advisor,” beginning on page 16.

What You Will Receive in the Merger (see page 29)

When the merger becomes effective, you, as a shareholder of State National Bancshares, will be entitled to receive $38.50 in cash, without interest, in exchange for each share of our common stock that you own at that time.

In addition, each unexercised option, whether vested or unvested, to acquire shares of our common stock that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the excess, if any, of the mean between the highest and lowest selling price quoted on the Nasdaq National Market for a share of our common stock on the last trading day prior to the effective time over the exercise price per share of each such option.

Surrender and Exchange of Common Stock Certificates (see page 29)

After the special meeting, you will receive a letter of transmittal and instructions on how to deliver your stock certificates to The Bank of New York, as exchange agent. PLEASE DO NOT SEND THE BANK OF NEW YORK ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL. If the merger agreement is approved at the special meeting, we will notify you and BBVA will direct The Bank of New York to send to you the letter of transmittal and instructions for surrendering your stock certificates no later than five days after the effective time. Distribution of the merger consideration to all shareholders will occur no later than five business days following receipt by The Bank of New York of such materials, if practicable.

Conditions to Completion of the Merger (see page 35)

The completion of the merger depends on a number of conditions being met, including:

•	approval of the merger agreement by our shareholders;

•	receipt of required regulatory approvals, the expiration of any statutory waiting periods, and no such regulatory approval having resulted in the imposition of a materially burdensome condition;

•	absence of any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order of any governmental entity or any federal or state court of competent jurisdiction or arbitrator that prevents or prohibits consummation of the merger;

•	accuracy of the representations and warranties of each party as of the effective time of the merger, except to the extent that failure of such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the party making the representation;

•	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	delivery of a tax matters certificate executed by us to the effect that we are not a United States real property holding company within the meaning of section 897(c)(2) of the Internal Revenue Code of 1986, as amended;

•	our adjusted shareholders’ equity as of December 31, 2006 must be not less than $222.0 million (it should be noted that our shareholders’ equity as of June 30, 2006 was $[ ] million); and

•	the aggregate number of shares held by our shareholders that perfect their right to dissent from the merger shall be less than ten percent of the total outstanding shares of our common stock.

Unless prohibited by law, either State National Bancshares or BBVA may elect to waive a condition to its obligation to close the merger that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger. See “The Merger Agreement — Conditions to Consummation of the Merger,” beginning on page 35.

Restrictions Regarding Other Acquisition Proposals (see page 35)

Subject to specified legal and fiduciary exceptions, the merger agreement provides that neither we nor any of our subsidiaries or representatives, including our officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents, will, directly or indirectly:

•	solicit, initiate, encourage, facilitate or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer) or similar transactions involving us or our subsidiaries with any person other than BBVA and its affiliates;

•	participate in any discussions or negotiations regarding any such transaction; or

•	enter into any agreement regarding any such transaction.

Termination of the Merger Agreement (see page 36)

We and BBVA can agree by mutual written consent at any time prior to the effective time of the merger to terminate the merger agreement and abandon the merger, whether before or after approval by our shareholders. Also, either of us can decide (by action taken or authorized by the Board of Directors), without the consent of the other, not to complete the merger in a number of other situations, including:

•	failure to complete the merger by March 31, 2007, unless the principal reason for the failure of the closing to occur by this date is the failure of the party seeking to terminate the merger to fulfill any of its obligations under the merger agreement;

•	if regulatory approval is denied and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the merger;

•	failure of our shareholders to approve the merger agreement; or

•	breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would result in the failure of a closing condition (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement), and such breach is not cured within 45 days following written notice.

BBVA can additionally decide to terminate the merger agreement without our consent if:

•	our board of directors has (i) failed to recommend in the proxy statement the approval of the merger agreement or changed its recommendation, (ii) approved or recommended, or resolved to approve or recommend, to our shareholders an alternative acquisition proposal, or (iii) entered into, or resolved to enter into, any agreement with respect to an alternative acquisition proposal;

•	we materially breach our non-solicitation covenants with respect to alternative acquisition proposals or our covenants related to the shareholder meeting to consider approval of the merger; or

•	there is a material breach by certain of our affiliated shareholders that are subject to a voting agreement of any representation or warranty, or covenants or obligations, contained in the voting agreement if such breach would reasonably be expected to impede or delay materially or prevent the consummation of the merger and such breach cannot be or has not been cured within 30 days following written notice.

Termination Fee and Payment of Expenses (see page 37)

If the merger agreement is terminated under certain specified circumstances, including our board’s recommendation of an alternative acquisition proposal or superior proposal, we may be required to pay to BBVA a termination fee in the amount of $19.2 million. In addition, we may also be obligated to pay the reasonable costs and expenses of BBVA in connection with the negotiation and undertaking to carry out the transactions contemplated by the merger agreement, if the merger agreement is terminated for failure to obtain shareholder approval and (i) our board of directors fails to recommend approval of the merger agreement or (ii) an alternative acquisition proposal has been publicly announced, commenced or otherwise become publicly known. See “The Merger Agreement — Termination Fee,” beginning on page 37.

Federal Income Tax Consequences (see page 25)

Your receipt of cash in exchange for your shares of our common stock, either pursuant to the merger agreement or upon the exercise of dissenter’s rights, will be a taxable transaction. You will recognize taxable gain or loss equal to the difference between the amount of consideration received and the adjusted basis of your shares of our common stock surrendered in exchange therefor, which generally should be treated as a capital gain or loss. In addition, if you are a holder of options to acquire shares of our common stock and acquired those options in exchange for services to us (or are deemed to have acquired those options in exchange for services to us), you will also recognize ordinary income on the receipt of cash in exchange for your options in an amount equal to the cash received less your tax basis, if any, in the options exchanged therefore. The tax consequences of the merger are discussed in more detail in the “The Merger — Certain Federal Income Tax Consequences” section of the proxy statement, beginning on page 25.

Determining the actual tax consequences to you as an individual taxpayer can be complicated. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult with your own tax advisor for a full understanding of the merger’s tax consequences to you.

Accounting Treatment (see page 28)

The merger will be accounted for as a “purchase” under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Dissenters’ Rights (see page 26)

Our shareholders entitled to vote at the special meeting are entitled to exercise dissenters’ rights of appraisal under Texas law. These rights entitle a shareholder to dissent from the transaction and, by strictly following the requirements fixed by law, receive the fair value for their stock. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty and such fair value may be less than, more than or equal to the value of the consideration that you would otherwise receive in the merger. See “The Merger — Rights of Dissenting Shareholders,” beginning on page 26 and the text of the applicable Texas statutes as set forth in Appendix C.

Who Can Help Answer My Questions

If you should have any questions, please direct them to:

Mindy Hegi
Vice President of Corporate Finance
State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Telephone: (817) 547-1157

THE SPECIAL MEETING

General

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors to approve the merger agreement.

Date, Time and Place

The special meeting of shareholders will be held on [          ], 2006 at [          ], Fort Worth, Texas time, at [          ] and at any adjournments or postponements thereof.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon the proposal to approve the merger agreement and any and all other business that may properly come before the special meeting or any adjournments thereof. A complete copy of the merger agreement is attached to this proxy statement as Appendix A. You are also being asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

Our board of directors has approved the merger agreement as being in the best interests of our shareholders and recommends that you vote FOR the approval of the merger agreement and FOR the approval of any postponement or adjournment of the special meeting referred to above.

Record Date; Voting Rights; Quorum; Required Vote

Our board of directors has fixed the close of business on [          ], 2006, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting. There were [          ] record holders of our common stock and [          ] shares of our common stock outstanding, each entitled to one vote per share, as of the record date. We are obligated to issue up to an additional [          ] shares of State National Bancshares common stock upon the exercise of outstanding options.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be adjourned or postponed until our shareholders holding the requisite number of shares of our common stock are represented in person or by proxy.

In order to approve the merger agreement, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock is required.

Non-votes, proxies completed by parties without record ownership (such as individuals whose stock is held in street name), broker non-votes and abstentions will not be counted as votes “FOR” or “AGAINST” the proposal to approve the merger agreement, and, as a result, will have the same effect as votes cast “AGAINST” the merger agreement. Similarly, non-votes, proxies completed by parties without record ownership (such as individuals whose stock is held in street name), broker non-votes and abstentions will not be counted as votes “FOR” or “AGAINST” the postponement or adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting. Each holder of record of shares of our common stock is entitled to cast one vote for each share registered in his or her name.

Certain of our directors, executive officers and ten percent shareholders have entered into a voting agreement with BBVA. The voting agreement generally provides, among other things, that the shareholder will vote all of the shares owned or controlled by that shareholder to approve the merger agreement. In the aggregate, these shareholders agreed to vote 5,243,654 shares of our common stock representing approximately

41% of the outstanding shares to approve the merger agreement. See “The Merger Agreement — Voting Agreement,” beginning on page 38.

If the merger agreement is approved at the special meeting, Newco Aspen is expected to merge with and into State National Bancshares promptly after the other conditions to the merger agreement are satisfied. We currently anticipate that the merger will close in January 2007. See “The Merger Agreement — Conditions to Consummation of the Merger,” beginning on page 35.

Our board of directors urges our shareholders to execute and return the enclosed proxy card as soon as possible and recommends that the shares represented by the proxy be voted “FOR” approval of the merger agreement.

Solicitation of Proxies

In addition to soliciting proxies by mail, our directors, officers and other employees, without receiving special compensation therefor, may solicit proxies from our shareholders by telephone, by e-mail or other electronic means, by facsimile or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of our common stock. We have also made arrangements with Registrar & Transfer Company to assist us in soliciting proxies and have agreed to pay them approximately $10,000, plus reasonable expenses, for these services.

We will bear the cost of assembling and mailing this proxy statement and other materials furnished to our shareholders. We will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at our request, mail material to, or otherwise communicate with, beneficial owners of the shares held by them.

Voting

In addition to voting by submitting your proxy card by mail, our shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate instructions for using the Internet and telephone, depending on whether your shares are registered in our stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Our shareholders of record may submit their proxies as follows:

•	Mark, date, sign, and mail the enclosed proxy card in the postage-paid envelope;

•	If you are the shareholder of record, call toll free 1-866-289-1754 on a touch-tone telephone and follow the instructions. If you are not the shareholder of record, please refer to your proxy card for instructions on voting via telephone; or

•	If you are the shareholder of record, access the web page https://www.proxyvotenow.com/snbi and follow the on-screen instructions. If you are not the shareholder of record, please refer to your proxy card for instructions on voting via the Internet.

Revocation of Proxies

Shares of our common stock represented by a proxy properly submitted and received at or prior to the special meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is submitted without any voting instructions, shares of our common stock represented by the proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the merger, and in accordance with the determination of the majority of our board of directors as to any other matter which may properly come before the special meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (1) delivering to our Secretary, prior to or at the special meeting, a written notice revoking the proxy; (2) submitting a new proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or (3) attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, revoke a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Telephone: (817) 547-1157
Attention: Mindy Hegi, Vice President of Corporate Finance

Such notices and communications will only be effective if actually received by us prior to the action regarding which the notices and communications refer.

Our board of directors is not aware of any business to be acted upon at the special meeting other than the proposal to approve the merger agreement. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment.

Adjournments

If the requisite shareholder vote approving the merger proposal has not been received at the time of the special meeting, holders of our common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the special meeting is required to approve the adjournment proposal. The Board of Directors recommends that you vote “FOR” the approval of any such adjournment or postponement of the meeting, if necessary.

Stock Certificates

Please do not send in your stock certificates representing shares of our common stock at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging your existing stock certificates representing shares of our common stock for the merger consideration. See “The Merger Agreement — Merger Consideration,” beginning on page 29.

PARTIES TO THE MERGER

State National Bancshares, Inc.  We are a bank holding company, headquartered in Fort Worth, Texas, offering a broad range of financial products and services primarily through our main subsidiary, State National Bank, a national banking association. Our principal executive office is located at 4500 Mercantile Plaza Drive, Suite 300, Fort Worth, Texas 76137, and our telephone number is (817) 547-1150. Our stock trades on the Nasdaq National Market under the symbol “SNBI.” As of March 31, 2006, we had total assets of approximately $1.7 billion, net loans of approximately $1.1 billion, total deposits of approximately $1.4 billion, and stockholders’ equity of approximately $216.1 million. We currently operate through a network of 43 banking centers located in three distinct geographic markets throughout Texas and New Mexico: the greater Tarrant County area (Fort Worth, Texas); West Texas (Lubbock, Abilene and Odessa), and Rio Grande (El Paso, Texas and Southern New Mexico).

Banco Bilbao Vizcaya Argentaria, S.A.  BBVA is a multinational financial services group organized under the laws of the Kingdom of Spain that operates in 32 countries. BBVA’s principal executive office is located at Paseo de la Castellana, 81, Madrid, Spain, and its telephone number is (832) 813-7700. Its stock trades on the Madrid stock exchange under the symbol “BBVA” and its American depositary receipts trade on the New York Stock Exchange under the symbol “BBV.” As of March 31, 2006, BBVA had 7,456 branches,

94,951 employees, and total assets of 393 billion euros (approximately $497 billion). BBVA provides to its 35 million customers around the world a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance.

Newco Aspen, Inc.  Newco Aspen is a newly incorporated Texas corporation and wholly owned subsidiary of BBVA formed solely to merge with and into State National Bancshares in order to effect the merger. Newco Aspen has no operating history and will cease to exist as a separate company after the effective time of the merger. Newco Aspen’s principal executive office is located at Waterway Two, 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, and its telephone number is (832) 813-7700.

THE MERGER

General

Our board of directors has approved the merger agreement providing for the merger of Newco Aspen with and into State National Bancshares, with State National Bancshares as the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of BBVA. We anticipate that the merger will be completed in January 2007.

Background of the Merger

On October 11, 2005, a representative of BBVA, initiated discussions with John M. Eggemeyer, III of Castle Creek Financial, LLC, our financial advisor, regarding a possible business combination transaction between State National Bancshares and BBVA. On October 25, 2006, Tom C. Nichols, our Chairman of the Board, President and Chief Executive Officer, and Don E. Cosby, our Executive Vice President and Chief Financial Officer, met with representatives of BBVA to discuss a potential transaction. At this meeting, BBVA indicated that it was interested in pursuing a potential acquisition of State National Bancshares. Mr. Nichols indicated that generally State National Bancshares was not interested in pursuing a transaction and that any offer to acquire our company would need to be above market and attractive to our shareholders to warrant our further attention. BBVA continued to express interest in a pursuing a transaction and submitted an initial due diligence request to us. As a result of this initial meeting and BBVA’s request for due diligence materials, we entered into a confidentiality agreement with The Laredo National Bank, a wholly owned subsidiary of BBVA, on November 2, 2005.

On November 21, 2005, Messrs. Nichols and Cosby met with John M. Eggemeyer, III and Mark G. Merlo of Castle Creek Financial, LLC to discuss preliminary matters regarding a potential transaction with BBVA. On November 29, 2005, we met with representatives of BBVA to continue discussions regarding the terms of a potential transaction. Following this meeting, BBVA conducted a limited due diligence review of our organization. Following completion of this limited due diligence review, on December 8, 2005 representatives of BBVA met with representatives of Castle Creek Financial to discuss the proposed transaction. On December 15 and 16, 2006, representatives of BBVA conducted limited onsite due diligence at our main office in Fort Worth.

On February 8, 2006, representatives of BBVA, met with Mr. Nichols to continue discussions of the proposed transaction. At this meeting, BBVA communicated a preliminary offer to acquire our institution. Mr. Nichols declined the offer, indicating that the proposed price was well below their expectations for our company. On February 13, 2006, a representative of BBVA again contacted Mr. Nichols to discuss BBVA’s offer. Mr. Nichols reiterated that we were not interested in pursuing a transaction at the offered price and indicated that we were not interested in continuing negotiations.

On March 14, 2006, representatives of BBVA approached Mr. Nichols offering a significant increase to the proposed purchase price. On March 16, 2006, Messrs. Nichols, Eggemeyer and Merlo conducted a conference call with BBVA to discuss the revised offer. Following this conference call and internal discussion with our financial advisors, we again elected to decline BBVA’s offer as it remained slightly below management’s expectations.

On March 22, 2006, Messrs. Nichols, Eggemeyer and Merlo conducted a conference call with representatives of BBVA to discuss the reasons that we had declined their offer and discussions moved towards a potential $38.50 per share price. On April 1, 2006, Messrs. Nichols, Cosby, Eggemeyer and Merlo communicated to BBVA that the proposed purchase price of $38.50 per share was in the range of prices that they believed should be presented to our board of directors for consideration.

On April 5, 2006, Mr. Nichols received a non-binding indication of interest from BBVA setting forth the preliminary terms of a proposed merger between an affiliate of BBVA and State National Bancshares, and an exclusivity agreement restricting the ability of State National Bancshares to pursue alternative transactions with other parties through May 31, 2006. Following receipt of the non-binding indication of interest from BBVA, our board of directors met with Castle Creek Financial, LLC to discuss the terms of the proposed merger as detailed in the letter from BBVA. During the next few weeks, discussions and negotiations continued between us, Castle Creek and BBVA regarding the preliminary terms of the proposed transaction and the non-binding indication of interest. During this period, Castle Creek Financial assisted us with negotiations regarding the preliminary terms of the transaction and with various revisions to the indication of interest relating to, among other things, employee payments and benefits and dividends pending completion of the transaction. On May 8, 2006, BBVA and State National Bancshares executed an exclusivity agreement.

From May 23, 2006 through June 2, 2006, BBVA conducted additional due diligence review of our institution. On May 24, 2006, our independent directors met with our legal counsel and were provided with an update regarding the status of negotiations with BBVA. In addition, at our regular monthly board meeting on May 24, 2006, Mr. Nichols gave a brief presentation regarding the proposed transaction. From May 24, 2006 through June 12, 2006, we and BBVA, with the assistance of our legal and financial advisors, negotiated the terms of the merger agreement.

On May 31, 2006, we engaged Credit Suisse Securities (USA) LLC as our financial advisor solely to render an opinion to our board of directors with respect to the fairness, from a financial point of view, of the consideration to be received by our shareholders (other than Castle Creek Capital, LLC and its affiliates) in the proposed transaction.

On June 12, 2006, our board of directors held a special meeting to review the terms of the merger agreement and related agreements that had been negotiated with BBVA. At this board meeting, Credit Suisse reviewed with our board of directors its financial analyses regarding the merger consideration and rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 12, 2006, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration was fair from a financial point of view to the holders of our common stock (other than Castle Creek Capital, LLC and its affiliates). Representatives of Jenkens & Gilchrist, P.C., our outside legal counsel, then provided our board with an overview of the terms of the merger agreement and related agreements that had been negotiated with BBVA.

Following extensive review and a thorough discussion, and considering the advice of our legal and financial advisors, including Castle Creek Financial, our board of directors determined that the merger pursuant to the merger agreement would be in the best interests of us and our shareholders. As a result, our board approved the proposed merger and the merger agreement and instructed management, subject to the satisfactory finalization of the merger agreement, to execute and deliver the merger agreement on behalf of our company.

Following our board meeting on June 12, 2006, we and BBVA entered into the merger agreement and we issued a press release announcing the proposed merger.

Board of Directors’ Reasons for the Merger

Our board of directors believes that the merger is advisable and in the best interests of us and our shareholders. In reaching this determination, our board of directors considered a number of factors including, without limitation, the following:

•	the overall terms of the proposed transaction;

•	the likely impact of the merger on our employees and customers;

•	the consideration to be received by our shareholders in the merger, which our board of directors believes to represent an attractive premium compared to recent comparable bank transactions in the State of Texas and represented more value than our management believed could be generated by remaining independent. Our board of directors’ determination was based on, among other things, the review and evaluation of other information concerning the valuation of banks, advice provided by our financial advisor, Castle Creek Financial, LLC, and financial analyses of Credit Suisse;

•	the opinion of Credit Suisse dated June 12, 2006 to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of our common shares (other than Castle Creek Capital LLC and its affiliates, which were not addressed in the opinion). See “The Merger — Fairness Opinion of Financial Advisor,” beginning on page 16;

•	the ability of certain members of our management to continue to manage State National Bank upon completion of the merger;

•	our need to provide additional banking related services and products to meet the expanding needs of our customers;

•	the state of the banking industry generally and the increased competition brought about by consolidation, deregulation and other factors, as well as the financial size and resources necessary to compete in this environment; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Therefore, if the merger is consummated, our board of directors believes that the merger will present an opportunity for us to provide our shareholders with a means to cash in their investment in our organization at an attractive price. After carefully considering the acquisition proposal, our board of directors approved the merger agreement and the transactions contemplated thereby as being in the best interests of us and our shareholders.

Recommendation of the Board of Directors of State National Bancshares

Our board of directors has concluded that the proposed merger as described in the merger agreement is in the best interests of us and our shareholders. Our board of directors believes that the present banking climate offers an opportune time for our shareholders to exchange their shares for cash at an attractive price. AFTER CAREFULLY CONSIDERING THE PROPOSED ACQUISITION, OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Fairness Opinion of Financial Advisor

State National Bancshares retained Credit Suisse to render an opinion as to the fairness, from a financial point of view, to the holders of State National Bancshares common stock (other than Castle Creek Capital, LLC and its affiliates, which were not addressed in the opinion) of the merger consideration to be received by the holders of State National Bancshares common stock in the merger. On June 12, 2006, during a meeting of State National Bancshares’s board of directors, Credit Suisse reviewed with State National Bancshares’s board of directors certain financial analyses, as described below, and rendered its oral opinion to State National Bancshares’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated June 12, 2006, that, as of that date and based on and subject to the considerations described in the Credit Suisse opinion, the merger consideration to be received by the holders of State National Bancshares common stock (other than Castle Creek Capital, LLC and its affiliates, which were not addressed in the opinion) in the merger was fair, from a financial point of view, to the holders of State National Bancshares common stock.

The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety. Holders of State National Bancshares common stock are urged to, and should, read this opinion carefully and in its entirety. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of State National Bancshares common stock (other than Castle Creek Capital, LLC and its affiliates, which were not addressed in the opinion) of the merger consideration to be received by the holders of State National Bancshares common stock in the merger as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any other matter relating to the merger. The summary of the Credit Suisse opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In connection with its opinion, Credit Suisse, among other things,

•	reviewed the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to State National Bancshares;

•	reviewed certain other information relating to State National Bancshares, including financial forecasts, provided to or discussed with Credit Suisse by State National Bancshares, and met with the management of State National Bancshares to discuss the business and prospects of State National Bancshares;

•	considered certain financial and stock market data of State National Bancshares, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of State National Bancshares;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for State National Bancshares that Credit Suisse reviewed, State National Bancshares’ management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of State National Bancshares management as to the future financial performance of State National Bancshares. Credit Suisse also assumed, with State National Bancshares’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals and agreements in connection with the merger, no modification, delay, limitation, restriction, or condition would be imposed that would have an adverse effect on State National Bancshares or the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any material term, condition, or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets, the collateral securing assets or liabilities (contingent or otherwise) of State National Bancshares or any of its subsidiaries, or the ability to collect any such assets, and Credit Suisse was not furnished with any such evaluations or appraisals.

Credit Suisse is not expert in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, and Credit Suisse was not requested to conduct, and did not conduct, a review of individual credit files, and Credit Suisse was advised and therefore assumed that such allowances for State National Bancshares are in the aggregate adequate to cover such losses. The Credit Suisse opinion addressed only the fairness, from a financial point of view, to the holders of State National Bancshares common stock (other than Castle Creek Capital, LLC and its affiliates, which were not addressed in the opinion) of the merger consideration to be received by such shareholders in the merger, and does not address any other aspect or implication of the merger or any other agreement, arrangement, or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market, and other conditions as they existed and could be evaluated on the date of its opinion. The Credit Suisse opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to State National Bancshares, nor did it address the underlying business decision of State National Bancshares to proceed with the merger. In connection with its engagement, Credit Suisse was not requested to solicit indications of interest from, and did not hold discussions with, any third parties regarding the possible acquisition of all or any part of State National Bancshares.

In preparing its opinion to the State National Bancshares board, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond State National Bancshares’s control. No selected company, transaction, or business used by Credit Suisse in its analyses as a comparison is identical to State National Bancshares or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by State National Bancshares’s board in its evaluation of the proposed merger and should not be viewed as determinative of the views of State National Bancshares’s board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with State National Bancshares’s board of directors at a meeting of State National Bancshares’s board of directors on June 12, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

Selected Companies Analysis.  Using publicly available information, Credit Suisse reviewed certain financial information of the following banks, eight of which are Texas financial institutions (referred to as the Texas peers) and nine of which are national financial institutions (referred to as the national peers):

Texas Peers	National Peers

• Franklin Bank Corp.	• Western Alliance Bancorporation
• Sterling Bancshares Inc.	• Capital City Bank Group, Inc.
• Prosperity Bancshares, Inc.	• Mid-State Bancshares
• Texas Capital Bancshares, Inc.	• Placer Sierra Bancshares
• First Financial Bancshares, Inc.	• TriCo Bancshares
• Southside Bancshares, Inc.	• Suffolk Bancorp
• Texas United Bancshares,Incorporated	• Cascade Bancorp
• Summit Bancshares, Inc.	• Sierra Bancorp
• Merchants Bancshares, Inc.

Credit Suisse reviewed, among other things, closing stock prices on June 9, 2006 as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar years 2006 and 2007 and as multiples of estimated cash earnings for 2007 and tangible book value per share as of the most recent completed accounting period. Credit Suisse also reviewed deposit premiums, defined as market capitalization based on closing stock prices on June 9, 2006, less tangible book value as of the most recent completed accounting period, over total deposits as of the most recent completed accounting period. Credit Suisse then applied ranges of selected multiples and premiums of such financial data derived from both the Texas peers and the national peers to corresponding financial data of State National Bancshares. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of State National Bancshares were based on internal estimates of State National Bancshares’s management, public filings and other publicly available information. This analysis indicated the following selected per share equity reference range for State National Bancshares, as compared to the merger consideration:

Selected Per Share Equity	Per Share
Reference Range for State National Bancshares	Merger Consideration

$22.52 — $35.81	$38.50

You should be aware that no company used as a comparison in the selected companies analysis is identical to us.

Selected Transactions Analysis.  Credit Suisse reviewed the implied purchase prices and premiums paid in the following 17 selected transactions in the depository industry announced in 2005 and 2006 to the extent information was publicly available:

Target	Acquiror

• Republic Bancshares of Texas	• Trustmark Corp.
• INB Financial Corporation	• Grupo Financiero Banorte
• SNB Bancshares Inc.	• Prosperity Bancshares Inc.
• TexasBanc Holding Company	• Compass Bancshares Inc.
• Amegy Bancorp Inc.	• Zions Bancorp
• Horizon Capital Bank	• Cullen/Frost Bankers Inc.
• Community Bancorp Inc.	• First Community Bancorp
• First Oak Brook Bancshares	• MB Financial Inc.
• Western Sierra Bancorp	• Umpqua Holdings Corp.
• Main Street Banks Inc.	• BB&T Corp.
• Foothill Independent Bancorp	• First Community Bancorp
• Bank Calumet Inc.	• First Midwest Bancorp Inc.
• Gold Banc Corp. Inc.	• Marshall & Ilsley Corp.
• Central Coast Bancorp	• Rabobank Nederland
• Columbia Bancorp	• Fulton Financial Corp.
• State Financial Services Corp.	• Associated Banc-Corp
• Community Bank of N. Virginia	• Mercantile Bancshares Corp.

Credit Suisse reviewed per share purchase prices in the selected transactions as a multiple of latest 12 months EPS and next 12 months estimated EPS and as multiples of tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse also reviewed deposit premiums, defined as market capitalization (or, in the case of private companies, aggregate equity value) based on the implied stock price paid in the relevant transaction, less tangible book value as of the most recent completed accounting period, over total deposits as of the most recent completed accounting period. Credit Suisse then applied ranges of selected multiples and premiums of such financial data derived from the selected transactions to corresponding financial data of State National Bancshares. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data of State National Bancshares were based on internal estimates of State National Bancshares’s management, public filings and other publicly available information. This analysis indicated the following selected per share equity reference range for State National Bancshares, as compared to the merger consideration:

Selected Per Share Equity	Per Share
Reference Range for State National Bancshares	Merger Consideration

$24.13 — $44.24	$38.50

No company or transaction utilized as a comparison in this analysis is identical to State National Bancshares or the contemplated merger.

Discounted Cash Flow Analysis.  Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the future dividend stream that State National Bancshares could generate on a stand-alone basis based on financial forecasts provided to Credit Suisse by State National Bancshares’s management. Credit Suisse derived ranges of estimated terminal values of State National Bancshares common stock by applying a range of terminal value forward multiples of 13.0x to 17.0x to State National Bancshares’s calendar year 2012 estimated core earnings, defined as earnings, excluding extraordinary income and expenses. The present values of the future dividend stream and terminal values were calculated as of December 31, 2006 using discount rates of 13.5% to 15.5%. For purposes of this analysis, Credit Suisse utilized the following assumptions based on internal financial information and estimates of State National Bancshares’s management:

•	a targeted tangible common equity to assets ratio of 6.0%; and

•	a pre-tax opportunity cost on dividends of 5.5%.

This analysis indicated the following implied per share equity reference range for State National Bancshares, as compared to the merger consideration:

Selected Per Share Equity	Per Share
Reference Range for State National Bancshares	Merger Consideration

$28.52 — $37.74	$38.50

Miscellaneous.  State National Bancshares selected Credit Suisse based on Credit Suisse’s qualifications, expertise, and reputation, and its familiarity with State National Bancshares and its business. Credit Suisse is an internationally recognized investment banking and advisory firm. Credit Suisse, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

From time to time, Credit Suisse and its affiliates have in the past provided and in the future may provide, investment banking and other financial services to BBVA for which they have received, and would expect to receive, compensation, and in the future Credit Suisse and its affiliates may provide investment banking and other financial services to State National Bancshares for which they would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of its business, Credit Suisse and its affiliates may acquire, hold or sell, for its and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations) of State National Bancshares, BBVA and any other entities that may be involved in the merger, and accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Pursuant to an engagement letter, State National Bancshares engaged Credit Suisse to render its opinion in connection with the merger. Pursuant to the terms of the engagement letter, Credit Suisse will receive a fee for rendering its opinion. In addition, State National Bancshares has agreed to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Regulatory Approvals

The merger is subject to approval by: (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended (BHCA) and the Federal Reserve’s regulations promulgated pursuant thereto; and (ii) Banco de España. BBVA has filed the required applications with the Federal Reserve, which is currently pending. BBVA will file required application with Banco de España. In addition, prior notice of the merger must be provided to the Texas Department of Banking, and such notice has been provided.

Federal Reserve Approval.  Pursuant to Section 3 of the BHCA, the approval of the Federal Reserve must be obtained prior to the merger, which will result in BBVA’s acquiring control of State National Bancshares. The Federal Reserve must withhold approval of the transaction if it finds that it will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the transaction if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BBVA and State National Bancshares, the effect of the merger on the convenience and needs of the communities to be served, and the effectiveness of BBVA and State National Bancshares in combating money laundering activities. Our management is not aware of any factors relating to any of the criteria above that will impair BBVA’s ability to receive Federal Reserve approval.

The BHCA provides for the publication of notice and public comment on the application. The Federal Reserve frequently receives comments and protests from community groups and others, and may, in its discretion, choose to hold public hearings or a meeting on the application. Any such proceeding could delay the regulatory approvals required for consummation of the merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve’s approval of the merger. During such period, the United States Department of Justice, should it object to the merger for antitrust reasons, may challenge the consummation of the merger.

Texas Department of Banking Notice.  Pursuant to Section 202.001 of the Texas Finance Code, a company seeking to acquire control of a Texas bank holding company or a national bank with its main office in Texas must submit to the Texas Department of Banking a copy of the application for approval as submitted to the Federal Reserve. Following receipt of the application, the Texas Banking Commissioner will review the proposed merger, provide his views and recommendations concerning the merger to the Federal Reserve, and issue an opinion to the Federal Reserve as to whether the merger complies with (i) the laws of the State of Texas concerning the acquisition of banks headquartered in Texas by out-of-state bank holding companies; (ii) the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994; and (iii) the Community Reinvestment Act of 1977.

Banco de España.  Pursuant the Section 30 bis 5o of Law 26/1988 of Discipline and Intervention of Credit Institutions and the Section 17 of the Royal Decree 1245/1995 related to cross border activities, any Spanish bank seeking to acquire control of a financial institution located outside the European Union must submit to the Bank of Spain an application for approval of the acquisition. BBVA’s management is not aware of any circumstance that would prevent the receipt of Bank of Spain’s approval.

Interests of Certain Persons in the Merger

Certain members of our management and our board of directors may be deemed to have certain interests in the merger that are different from, or in addition to, your interests as a shareholders. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreements.  Messrs. Tom C. Nichols, Don E. Cosby and F. James Volk have entered into employment agreements with State National Bancshares, each of which was executed on June 12, 2006 and will only become effective as of the effective time of the merger. Each of the employment agreements, which are described in more detail below, provides for compensation at least commensurate to what the employees received prior to the merger and is consistent with the compensation rates paid to executive officers of other similarly situated financial institutions.

Mr. Nichols’ employment agreement provides that he will, among other things, act as chief executive officer of State National Bancshares for a one-year period beginning on the effective date of the merger. Under the terms of his employment agreement, Mr. Nichols will receive an annual base salary of $350,000, a bonus of $150,000 payable at the end of his one-year employment term, and other standard employee benefits generally available to our executive officers. In addition, Mr. Nichols’ employment agreement provides that if the effective date of the merger occurs after December 31, 2006, he will be entitled to the payment of a transaction completion bonus in the amount of $1.5 million, which amount represents the payments that Mr. Nichols would otherwise have become entitled to receive as a result of the merger under his existing employment agreement, which has been in effect since June 30, 1999. The employment agreement also contains certain non-competition and non-solicitation of employees and customers covenants that will be applicable to Mr. Nichols during the term of his employment and for a period of three years following completion of the merger. As consideration for the non-competition covenants set forth in the employment agreement, Mr. Nichols will receive an aggregate payment of $1.0 million, payable in equal installments on the second and third anniversaries of the effective date of the merger. Mr. Nichols’ current employment agreement with us will terminate at the effective time of the merger and will be superseded by the above-described employment agreement.

Mr. Cosby’s employment agreement provides that he will, among other things, act as chief financial officer of State National Bancshares for a one-year period beginning on the effective date of the merger. Under the terms of his employment agreement, Mr. Cosby will receive an annual base salary of $250,000, a bonus of $100,000 payable at the end of his one-year employment term, and other standard employee benefits generally available to our executive officers. In addition, Mr. Cosby’s employment agreement provides that if the effective date of the merger occurs after December 31, 2006, he will be entitled to the payment of a transaction completion bonus in the amount of $1.125 million, which amount represents the payments that Mr. Cosby would otherwise have become entitled to receive as a result of the merger under his existing employment agreement, which has been in effect since June 30, 1999. The employment agreement also contains certain non-solicitation of employees and customers covenants that will be applicable to Mr. Cosby during the term of his employment and for a period of two years following completion of the merger. As consideration for the non-competition covenants set forth in the employment agreement, Mr. Cosby will receive an aggregate payment of $350,000, payable in equal installments on the 18-month and 24-month anniversaries of the effective date of the merger. Mr. Cosby’s current employment agreement with us will terminate at the effective time of the merger and will be superseded by the above-described employment agreement.

Mr. Volk’s employment agreement provides that he will, among other things, act as Senior Vice President and Regional President of State National Bancshares for a one-year period beginning on the effective date of the merger, with an option in favor of Mr. Volk to extend the term of his employment for an additional two-year period. Under the terms of his employment agreement, Mr. Volk will receive an annual base salary of $225,000, and will be eligible to participate in the management annual bonus program generally made available to the executive officers and other key management employees of BBVA. Under the bonus program, Mr. Volk will be eligible to earn a target annual bonus of $78,750, based on the achievement of 100% of the annual performance objectives established under BBVA’s bonus program and a maximum annual bonus of up to $157,500, based on performance in excess of such performance objectives. Mr. Volk will also be eligible to receive an aggregate retention bonus of $300,000, payable in three equal installments on each of the first three anniversaries of the effective date of the merger, subject in each case to his continued employment on each of the applicable payment dates, and will be eligible to participate in a USA Executive Long Term Incentive Bonus plan proposed by BBVA, under which Mr. Volk will have a target incentive bonus of $300,000. The employment agreement also contains certain non-competition and non-solicitation of employees and customers covenants that will be applicable to Mr. Volk ending on the later of the third anniversary of the effective date of the merger or the second anniversary of Mr. Volk’s date of termination. As consideration for the non-competition covenants set forth in the employment agreement, Mr. Volk will receive an aggregate payment of $450,000, payable in equal installments on the first and second anniversaries of the termination of employment.

Exercise of Stock Options and Tax Gross Up Agreements.  In connection with the merger, each of Messrs. Nichols, Cosby and Volk has agreed to exercise, prior to December 31, 2006, a sufficient number of stock options to preserve our ability to deduct all compensation payments to be made to each of them in connection with the merger in accordance with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended. In recognition of their agreement to exercise their options and in order to provide these individuals with the same after-tax capital gains treatment that will be received by our other shareholders, we have entered into tax gross-up agreements providing for the payment of a tax gross up payment to Mr. Nichols in the amount of $1,923,077, to Mr. Cosby in the amount of $536,923, and to Mr. Volk in the amount of $280,000.

Payments Pursuant to Stock Options.  Our officers will benefit from the payment of the merger consideration for their unexercised options to acquire shares of our common stock. Upon completion of the merger, each issued and outstanding option to purchase shares of our common stock, whether vested or unvested, will be cancelled. For each option that is cancelled, the holder will be entitled to receive an amount in cash, without interest, equal to the excess, if any, of the mean between the highest and the lowest selling prices quoted on the Nasdaq National Market for a share of our common stock on the last trading day prior to the effective time of the merger over the exercise price per share of the option. As a result, the following executive officers and directors will be entitled to receive payments from BBVA upon completion of the merger and cancellation of the options that they hold that they would not otherwise be entitled to receive at this time in absence of the merger transaction.

	Number of Shares of Common
Directors and Executive Officers	Stock Subject to Options		Payment for Options(1)

Tom C. Nichols	0	(2)	N/A
Don E. Cosby	0	(3)	N/A
Alan L. Lackey	32,500		$659,240
Edwin L. Schulz	17,500		$380,250
F. James Volk	40,000		$910,000

(1)	Determined by multiplying (i) the excess, if any, of the estimated mean between the highest and the lowest selling prices quoted on the Nasdaq National Market for a share of our common stock on the last trading day prior to the effective time, estimated to be $38.50, over the per share exercise price of the options and (ii) the number of shares of our common stock subject to the option.

(2)	Does not include 250,000 options that are expected to be exercised by Mr. Nichols prior to December 31, 2006.

(3)	Does not include 70,000 options that are expected to be exercised by Mr. Cosby prior to December 31, 2006.

Castle Creek Capital, LLC.  Castle Creek Capital, LLC, the general partner of three private equity funds (Castle Creek Capital Partners Fund I, LP, Castle Creek Capital Partners Fund IIa, LP, and Castle Creek Capital Partners Fund IIb, LP), and Castle Creek Financial, LLC, a registered broker-dealer, combine to form a San Diego-based merchant bank dedicated to investing in companies operating within the financial services industry. Since its inception, Castle Creek Capital, LLC has utilized the financial resources of its three private equity funds to provide expansion capital for its portfolio of companies. Castle Creek Financial, LLC has also acted as financial advisor to its portfolio companies on mergers and acquisitions. Castle Creek Capital, LLC’s general partners have operating agreements that require the sharing of certain fees originated by Castle Creek Financial, LLC. Those fees are shared based upon a percentage of ownership that each fund has in a portfolio company from which a fee is generated by Castle Creek Financial, LLC.

On May 19, 1999, we entered into an agreement with Castle Creek Financial, LLC, under which it agreed to act as our exclusive financial advisor in connection with any acquisition of or investment in other financial institutions, any financing or recapitalization transaction or any sale of our company or our material assets. Under the advisory agreement, Castle Creek Financial, LLC was paid a quarterly fee of $9,000 (this fee was terminated in the fourth quarter of 2005) and additional fees if we acquire or invest in other financial institutions, if we engage in a financing or recapitalization or if we are sold. If we are sold, the fee owed to Castle Creek Financial, LLC generally equals 1.5% of the aggregate transaction value, or approximately $7.2 million based on the merger consideration to be paid in the merger. However, Castle Creek Financial, LLC has agreed to accept a reduced fee in connection with this transaction in the amount of $5.6 million.

Castle Creek Capital, LLC manages Castle Creek Capital Partners Fund I, LP, Castle Creek Capital Partners Fund IIa, LP, and Castle Creek Capital Partners Fund IIb, LP. Castle Creek Capital, LLC is controlled by John M. Eggemeyer and beneficially owned approximately 15.6% of our common stock as of March 31, 2006. Mark G. Merlo, a Senior Vice President of Castle Creek Capital, LLC and Castle Creek Financial, LLC, is a member of our Board of Directors. Because of Mr. Merlo’s interest in Castle Creek Capital, LLC, Mr. Merlo abstained from voting at our board meeting on June 12, 2006 on the proposed merger with BBVA.

Mr. Merlo is a member of Castle Creek Financial, LLC and will receive a portion of the fee paid to it by us. In addition, Mr. Merlo is a member of Castle Creek Capital, LLC and a limited partner in Castle Creek

Capital Fund IIb, L.P. He will receive benefits from the proceeds in the merger as a result of his interests in these entities. Mr. Merlo also hold shares of our common stock in his individual capacity.

Indemnification.  In the merger agreement, BBVA has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, each of our and our subsidiaries’ directors, officers and employees against all liabilities pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the merger to the fullest extent permitted by applicable law. Under the merger agreement, BBVA has further agreed that, for a period of six years following the effective time of the merger, it will cause to be maintained in effect directors’ and officers’ liability insurance with respect to claims against them arising from acts or omissions occurring prior to the effective time of the merger; however, BBVA is not obligated to expend annually an amount in excess of 150% of the annual premiums currently paid by us for such coverage.

Certain Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences of the merger to the holders of our common stock and to employees of State National Bancshares or one of its subsidiaries that acquired our stock options in exchange for services. This discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement. Due to the complexity of the Internal Revenue Code, the following discussion is limited to the material federal income tax consequences of the merger for a shareholder who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion is also limited, with respect to the discussion of the tax consequences to option holders, to employees (including officers and directors) of State National Bancshares or one of its subsidiaries that acquired our stock options for services and that these stock options did not qualify as incentive stock options within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local or other tax consequences of the merger. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES, OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of our common stock for cash by each shareholder (including any shareholder who properly exercises appraisal rights). Accordingly, the federal income tax consequences to our shareholders receiving cash generally will be as follows:

•	the shareholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of our common stock pursuant to the merger;

•	the capital gain or loss will be long term with respect to shares of our common stock the shareholder has held for a period of more than one year as of the effective time of the merger; and

•	the amount of capital gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder (either in connection with the merger of in connection with the exercise of appraisal rights) and the shareholder’s tax basis in the shares of our common stock at the effective time of the merger.

In addition, holders of options to acquire shares of our common stock will also recognize ordinary income on the receipt of cash in exchange for their options in an amount equal to the cash received less the tax basis, if any, in the options exchanged for such cash.

Cash payments made pursuant to the merger, including any cash paid to a shareholder who properly exercises appraisal rights, will be reported to the extent required by the Internal Revenue Code, to our shareholders and the Internal Revenue Service. These amounts will not ordinarily be subject to withholding of U.S. federal income tax. However, backup withholding of the tax, currently imposed at a 28% rate, may apply to a shareholder who fails to supply us or The Bank of New York, as paying agent, with the shareholder’s taxpayer identification number or has failed to report all interest and dividends required to be shown on the shareholder’s federal income tax returns. Accordingly, each shareholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which will be included in the appropriate letter of transmittal for the shares of our common stock. Withholding also may apply to a shareholder who is otherwise exempt from this withholding, such as a corporation, if that person fails to properly document its exempt status.

Rights of Dissenting Shareholders

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF OUR COMMON STOCK IN ORDER TO DISSENT FROM THE MERGER AND PERFECT DISSENTERS’ RIGHTS OF APPRAISAL. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, WHICH ARE ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA. SHAREHOLDERS SEEKING TO EXERCISE APPRAISAL RIGHTS MUST STRICTLY COMPLY WITH THESE COMPLICATED PROVISIONS.

Shareholders as of the record date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the merger is consummated, that we purchase their shares of our common stock for an amount in cash equal to the “fair value” of their shares. Under the TBCA, fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately prior to the date of the special meeting, excluding any appreciation or depreciation in the value of the shares in anticipation of the proposed merger. This value may be less than, more than or equal to the value of the consideration that you would otherwise receive in the merger.

How to Exercise and Perfect Your Right to Dissent.  In order to be eligible to exercise your right to dissent from the merger and to receive the fair value of your shares of our common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the proposed merger, you must provide us with a written objection to the merger prior to the special meeting. The written objection must state that you intend to exercise your right to dissent if the merger is consummated and provide an address to which a notice about the outcome of the vote on the merger may be sent. Neither a proxy nor a vote against the plan of merger is sufficient to constitute a written objection as required under the TBCA. We must receive your written objection to the merger prior to the special meeting.

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Attention: Mindy Hegi, Vice President of Corporate Finance

In order to exercise appraisal rights properly, you must not vote, whether by proxy or in person, in favor of the merger agreement and the transactions contemplated thereby. If you execute and return an unmarked proxy, your shares will be voted “FOR” the merger and, as a consequence, you will be foreclosed from exercising rights of appraisal as a dissenting shareholder.

Your Demand for Payment.  If the merger is consummated, we will within 10 days after the effective date of the merger deliver or mail to all of our shareholders who have satisfied the foregoing requirements concerning the exercise of appraisal rights a written notice that the merger has been consummated. If you want to exercise your dissenters’ rights of appraisal, you must, within 10 days from the delivery or mailing of such notice, send a written demand to us for payment of the fair value of your shares of our common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. Under Texas law, the fair value of your shares of our common stock for the purpose of exercising dissenters’ rights of appraisal will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. In computing the fair value of your shares, consideration will be given to our value as a going concern without including in the computation of value any payment for a control premium or minority discount other than a discount attributable to the type of share held by you and any limitation placed on the rights and preferences of your shares. If you fail to make such a demand within the 10-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve your dissenters’ rights of appraisal, you must also submit to us your stock certificates, if any, representing your shares of common stock within 20 days after making a demand for payment for notation thereon that such demand has been made. The failure to do so will, at our option, terminate your dissenters’ rights of appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Your written demand and any notice should be sent to us at the address set forth above.

Action Upon Receipt of Your Demand for Payment.  Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of our common stock, we must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and, in the case of shares represented by certificates, upon surrender of duly-endorsed certificate(s) representing your shares of our common stock; or

•	states our estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger upon receipt of notice from you within 60 days after the effective date of the merger that you agree to accept our estimate and, in the case of shares represented by certificates, upon surrender of duly endorsed certificate(s) representing your shares of our common stock.

Payment of the Fair Value of Your Shares of Our Common Stock Upon Agreement of an Estimate.  If you and we agree upon the fair value of your shares of our common stock within 60 days after the effective date of the merger, we will pay you the amount of the agreed value within 90 days after the effective date of the merger and, in the case of shares represented by certificates, upon receipt of your duly-endorsed stock certificates. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled.  If an agreement upon the fair value of your shares of our common stock is not reached between you and us within the 60-day period immediately following the effective date of the merger, then either you or we may, within 60 days after the expiration of the 60-day period following the effective date of the merger, file a petition in any court of competent jurisdiction in Tarrant County, the county in Texas where our principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be made upon us and we must within 10 days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by us, the petition must be accompanied by such a list. The clerk of the court shall give notice to us and all shareholders named on the list of the time and place fixed for the hearing of the petition.

After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value. The appraisers may examine our books and records and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by us, together with interest which will begin to accrue 91 days after the effective date of the merger. The judgment will be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the surviving corporation of duly endorsed certificates of those shares. Upon our payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the merger.

The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

Any shareholder who has demanded payment for that holder’s shares may withdraw the demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless we consent, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the plan of merger and will be bound by its terms.

Accounting Treatment

BBVA will account for the merger as a “purchase” transaction in accordance with generally accepted accounting principles. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” The valuation of intangibles, if any, will be made as of the effective time of the merger. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles will be amortized by charges to future earnings over their expected useful lives. Goodwill will be capitalized and evaluated for impairment on an annual basis, or if circumstances arise in which it is more likely than not the fair value of the related reporting unit has been reduced. If goodwill were to be deemed impaired, such impairment would be measured and any such amount would be charged against current earnings.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. To understand the merger more fully, and for a more complete legal description of the merger, you are urged to read carefully the entire proxy statement, including the merger agreement and the other appendices.

The descriptions of the merger agreement in this proxy statement have been included to provide you with information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger, it is not intended to provide factual information about BBVA or us. The merger agreement contains representations and warranties made by and to BBVA and us as of specific dates. The representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including qualifications in disclosures exchanged between the parties. In addition, some representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to BBVA and us. You should not rely upon the representations and warranties set forth in the merger agreement as statements of factual information.

The Merger

The merger agreement provides that, subject to approval by the shareholders of State National Bancshares, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at “The Merger Agreement — Conditions to Consummation of the Merger,” Newco Aspen will merge with and into State National Bancshares, with State National Bancshares as the surviving corporation, resulting in State National Bancshares becoming a direct, wholly owned subsidiary of BBVA. Pursuant to the terms of the merger agreement, all shares of State National Bancshares common stock and all options to acquire shares of State National Bancshares common stock will be converted into the right to receive the cash consideration described in the merger agreement.

Merger Consideration

Conversion of State National Bancshares Common Stock.  At the effective time of the merger, each share of our common stock issued and outstanding at the effective time (other than dissenting shares) will be converted into the right to receive from BBVA cash in the amount of $38.50 per share, without interest.

Conversion of State National Bancshares Stock Options.  Each option to acquire shares of our common stock that is issued and outstanding as of the effective time of the merger, whether vested or unvested, will be cancelled and terminated and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the excess, in any, of the mean between the highest and lowest selling prices quoted on the Nasdaq National Market for a share of our common stock on the last trading day prior to the effective time over the per share exercise price of the stock option. If the per share exercise price exceeds $38.50, then such option shall be cancelled as of the effective time without any payment therefor.

Surrender and Exchange of State National Bancshares Common Stock Certificates.  As soon as practicable after the effective time, but in no event later than five business days after the effective time, BBVA will direct The Bank of New York, as paying agent, to mail to each holder of record of shares of our common stock a letter of transmittal with instructions on how to exchange our stock certificates for the cash merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from The Bank of New York. Do not return your stock certificates with the enclosed proxy card. If your shares of our common stock are held through a broker, your broker will surrender your shares for cancellation.

If a holder of our stock certificates surrenders his or her certificates and a properly executed letter of transmittal to The Bank of New York, then, if practicable, The Bank of New York shall pay the merger consideration to the holder of our stock within five business days of The Bank of New York’s receipt of such documents.

In the event that any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by BBVA or The Bank of New York, the posting by such person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such stock certificate, The Bank of New York shall deliver, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration payable, without interest, with respect to the shares represented by such stock certificate.

Effective Time of the Merger

We intend to consummate the merger on January 3, 2007, subject to receipt of shareholder approval and the satisfaction or waiver of the other conditions to the merger. The merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas following the filing of articles of merger and/or a certificate of merger with the Secretary of State of the State of Texas on the closing date of the merger (or such later time as agreed to by the parties and specified in the articles of merger).

No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. We anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be consummated in January 2007. However, delays in the consummation of the merger may occur and there is no assurance that the merger will occur.

The board of directors of either State National Bancshares or BBVA may terminate the merger agreement if the merger is not consummated by March 31, 2007, unless the failure to consummate by that date is the result of a delay by the party seeking termination. See “The Merger Agreement — Conditions to Consummation of the Merger,” beginning on page 35 and “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 36.

Representations and Warranties

Representations and Warranties of State National Bancshares.  We make various representations and warranties in the merger agreement with respect to us and our subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Our representations and warranties related to, among other things:

•	our due organization, valid existence and good standing;

•	the due organization, valid existence and good standing of our subsidiaries;

•	our articles of incorporation and bylaws;

•	our capital structure;

•	our ownership of each of our subsidiaries;

•	the corporate power and authority of us and each of our subsidiaries to own, lease and operate our respective properties and carry on our respective businesses;

•	our corporate power and authority to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	our due authorization, execution and delivery of the merger agreement;

•	the consents, approvals and filings required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	our compliance with applicable rules and regulations;

•	the filing of all requisite regulatory reports and the absence of regulatory orders;

•	the filing of certain reports required under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended;

•	the conduct of our business, and the absence of certain changes in our business, since December 31, 2005;

•	labor and employment, employee welfare and benefit plan matters affecting us and our subsidiaries;

•	the absence of certain transactions with interested persons and affiliates;

•	the absence of defaults or breaches under specified contacts;

•	litigation matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	intellectual property matters affecting us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	insurance matters affecting us and our subsidiaries;

•	our ownership of certain real properties;

•	our conduct of derivative transactions;

•	our investment securities and commodities portfolio;

•	our loan portfolio;

•	matters relating to this proxy statement;

•	matters relating to the fairness opinion;

•	our disclosure of broker arrangements;

•	the absence of other business combination agreements;

•	our allowance for loan losses;

•	the absence of certain unregistered sales of securities;

•	matters relating to the voting agreements delivered by certain of our shareholders; and

•	the inapplicability of state anti-takeover statutes or regulations to the merger.

You should be aware that these representations and warranties made by us to BBVA may be subject to important limitations, disclosures and qualifications set forth in the merger agreement and the disclosure schedules thereto, and do not purport to be accurate as of the date of this proxy statement or provide factual information about us to our shareholders.

Representations and Warranties of BBVA.  BBVA makes various representations and warranties in the merger agreement with respect to it and its subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. BBVA’s representations and warranties related to, among other things:

•	its due organization, valid existence and good standing;

•	the due organization, valid existence and good standing of Newco Aspen on the closing date;

•	its corporate power and authority to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	its due authorization, execution and delivery of the merger agreement;

•	the consents, approvals and filings required by it to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	litigation matters affecting it;

•	the availability of sufficient funds to deliver the merger consideration;

•	the accuracy of information to be supplied to us for use in this proxy statement;

•	the absence of broker’s fees in connection with the merger;

•	confirmation that neither it nor its subsidiaries is the beneficial owner of more than 20% of our common stock; and

•	its lack of knowledge of facts that would prevent completion of the merger.

You should be aware that these representations and warranties made by BBVA to us may be subject to important limitations, disclosures and qualifications set forth in the merger agreement and the disclosure schedules thereto, and do not purport to be accurate as of the date of this proxy statement or provide factual information about BBVA to our shareholders.

Although certain covenants in the merger agreement, including BBVA’s ongoing obligations relating to indemnification, will survive the merger, all other representations and warranties contained in the merger agreement will not survive after the effective time.

Conduct of Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement, required by law or consented to in writing by BBVA, we have agreed to (and will cause our subsidiaries to) carry on our business in the ordinary and usual course of business consistent with past practices, and to use our reasonable best efforts to preserve our business organizations and goodwill, keep available the services of our officers and employees, and maintain relationships with our customers, suppliers, creditors, lessors and business associates.

From the date of the merger agreement to the effective time of the merger, we have agreed, with limited exceptions, that we will not (and we will cause our subsidiaries not to) do any of the following, except as expressly contemplated by the merger agreement, required by law or otherwise consented to in writing by BBVA:

•	amend our articles of incorporation or bylaws;

•	issue, sell, pledge, transfer or encumber any additional shares or rights to acquire shares of our common stock;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any of our material property or assets or any deposits of our subsidiary bank;

•	declare, set aside, make or pay any dividend or other distribution with respect to our capital stock, except with respect to our quarterly dividends of $0.10 per share during 2006 and $0.11 per share during 2007, if applicable, and dividends from our subsidiary bank to us;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire shares of our capital stock or rights to acquire shares of our capital stock;

•	acquire any business, business division or any interests therein;

•	incur any indebtedness for borrowed money or issue any debt securities or trust preferred securities (other than deposits, federal funds borrowings, FHLB borrowings, sales of CDs and entering into repurchase agreements) or assume, guarantee, endorse or otherwise become responsible for the obligations of others;

•	make any loan, loan commitment or capital contribution to, or investment in, or renewal or extension thereof, except in the ordinary course of business consistent with past practices;

•	restructure or materially change our investment securities portfolio or our gap position;

•	implement or adopt any material change in our policies, practices and procedures, fail to follow our policies, practices and procedures with respect to managing our exposure to interest rate risk, or fail to use commercially reasonable means to avoid material increase in our exposure to interest rate risk;

•	take or fail to take any action that may result in a material violation of the Bank Secrecy Act, the anti-money laundering laws or our policies and procedures with respect to anti-money laundering;

•	terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for aggregate annual payments of $75,000 or more and which is not terminable at will or with 30 days notice without a premium or penalty payment;

•	enter into, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify any employment, consulting, transition, stock option or other equity based, change in control, retention, bonus, termination, severance or similar agreements or arrangements or increase the compensation or benefits payable or to become payable to our directors, officers or employees other than (i) regular annual increases in compensation in the ordinary course of business and consistent with past practice in an aggregate amount not exceeding 3.5% of the aggregate annual base salary compensation that is currently payable to all employees as a group and (ii) additional retention payments, bonuses or other additional compensation consistent with past practice and in an aggregate amount not exceeding 1.5% of the aggregate annual base salary compensation currently payable to all employees as a group;

•	increase any rights to retention, change in control, bonus, stock option or other equity based, severance or termination pay or benefits to, or enter into any new retention, change in control, bonus, stock option or other equity based, employment or severance agreement with, any of our directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity based, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required to comply with applicable law or the merger agreement;

•	take any affirmative action to amend or waive any performance criteria to vesting which are unrelated to service or otherwise accelerate vesting, exercisability, or funding under any of our benefit plans, other than to the extent required to comply with applicable law or as expressly permitted by the merger agreement;

•	hire any new employees at an annual compensation in excess of $100,000;

•	accelerate the payment of any material liabilities or obligations;

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any of our benefit plans or change the manner in which contributions to such plans are made or the basis on which contributions are determined;

•	forgive any loans to any of our directors, officers or employees or those of our subsidiaries;

•	make any material change in tax or financial accounting policies, principles or procedures;

•	commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration for an amount in excess of $50,000 individually or $100,000 in the aggregate or which would impose any material restriction on our business or would reasonably be expected to create precedent for claims that are reasonably likely to be material to us or our subsidiaries;

•	make any material tax election, settle or compromise any material liability for taxes, amend any tax return or file any refund for taxes, or fail to make any material tax return filing due prior to the closing in the ordinary course of business and consistent with past practice;

•	enter into any new line of business or change in any material respect its lending, underwriting or other banking and operating policies, except as required by applicable law;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $75,000 individually or $500,000 in the aggregate; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Covenants

Mutual Covenants.  We and BBVA have agreed to the following covenants:

•	use our reasonable best efforts in good faith take all actions and to do all things necessary, proper or advisable to consummate, as soon as practicable, the merger and the transactions contemplated by the merger agreement;

•	cooperate in the preparation and filing of this proxy statement with the SEC within 45 days following the date of the merger agreement;

•	cooperate in the preparation and dissemination of any public announcements relating to the merger;

•	cooperate in the preparation and filing of any and all applications with appropriate regulatory authorities for approval of the merger within 60 days following the date of the merger agreement;

•	notify each other as to any change or event that has had or is reasonably expected to have a material adverse effect or that would constitute a breach of any of their respective representations, warranties or covenants in the merger agreement; or

•	refrain from taking any action that would cause the merger to be subject to the requirements of any takeover statute.

Covenants of State National Bancshares.  We have agreed to the following covenants:

•	afford BBVA with access to certain information and personnel;

•	seek and use our reasonable best efforts to obtain shareholder approval at a shareholders’ meeting to be held as promptly as practicable;

•	refrain from withdrawing or modifying our board’s recommendation of the merger, take any action inconsistent with such approval, or recommend an alternative acquisition proposal, subject to certain fiduciary obligations of our board, provided that the merger proposal shall be submitted to our shareholders even following any of these events;

•	refrain from the payment of transaction fees in excess of the amounts previously agreed to by us and BBVA;

•	deliver closing financial statements to BBVA at least five business days prior to closing; and

•	issue shares of our common stock pursuant to our Director Fee Plan on the first business day of January 2007.

Covenants of BBVA.  BBVA has agreed to the following covenants:

•	provide our employees who continue as employees following the merger and who become eligible to participate in BBVA pension or welfare plans with a waiver of exclusions for pre-existing conditions, a waiver of any waiting period, credit for any prior co-payments, deductibles and premiums and to recognize credit for prior service; and

•	cooperate in the defense of certain claims against any of our directors, officers and employees, provide indemnification to our directors, officers and employees following consummation of the merger for actions pertaining to matters occurring at or prior to the effective time of the merger, and obtain directors’ and officers’ liability insurance coverage for a period of six years following the effective date of the merger.

Limitation on Considering Other Acquisition Proposals

The merger agreement provides that, except to the extent that such transaction would constitute a “superior proposal” and failure to consider such transaction would be reasonably likely to violate our fiduciary duties, neither we nor our subsidiaries or representatives will:

•	solicit, initiate, encourage, facilitate or take any action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or similar transactions that would constitute a “company alternative transaction;”

•	participate in any discussions or negotiations regarding a “company alternative transaction;” or

•	enter into any agreement regarding a “company alternative transaction.”

As defined in the merger agreement, a “company alternative transaction” is defined as follows:

•	a transaction providing for the acquisition of 25% or more of our outstanding voting stock;

•	a merger, share exchange, consolidation or other business combination involving us or our subsidiaries;

•	any transaction providing for the acquisition of 25% or more of the fair market value of our assets, net revenues or net income; or

•	any other consolidation, business combination, recapitalization or similar transaction.

As defined in the merger agreement, a “superior proposal” is a bona fide written proposal that, if completed, would result in a “company alternative transaction” (except that references to “25%” in the definition of “company alternative transaction” are deemed a reference to “a majority”) which our board of directors concludes in good faith, after consultation with its financial advisors and legal advisors, (x) is more favorable to our shareholders than the proposed transaction with BBVA and (y) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Conditions to Consummation of the Merger

The parties’ respective obligations to consummate the merger are subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions set forth in the merger agreement:

Conditions to State National Bancshares’ and BBVA’s obligations.  The obligations of State National Bancshares and BBVA to consummate the merger are conditioned upon, among other things:

•	the merger agreement must be approved by the holders of not less than two-thirds of the outstanding shares of our common stock; and

•	no governmental authority may have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award or other order, which is in effect and prevents or prohibits consummation of the merger.

Conditions to State National Bancshares’ obligations.  Our obligation to consummate the merger is further subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions set forth in the merger agreement:

•	the representations and warranties of BBVA set forth in the merger agreement must be true and correct when made and on and as of the effective time as if made as of the effective time, except where the failure to be true and correct would not reasonably be expected individually or in the aggregate to have a material adverse effect on BBVA, and we must have received a certificate to that effect, dated as of the effective time, signed by a duly authorized person on behalf of BBVA;

•	BBVA must have performed in all material respects all of the agreements, covenants and obligations required by the merger agreement at or prior to the effective time, and we must have received a certificate to that effect, dated as of the effective time, signed by a executive officer on behalf of BBVA; and

•	all required government approvals contemplated by the merger agreement have been received and shall remain in full force and effect, and any waiting periods shall have expired.

Conditions to BBVA’s obligations.  The obligation of BBVA to consummate the merger is further subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions set forth in the merger agreement:

•	our representations and warranties set forth in the merger agreement must be true and correct when made and on and as of the effective time as if made as of the effective time, except where the failure to be true and correct would not reasonably be expected individually or in the aggregate to have a material adverse effect on us, and BBVA must have received a certificate to that effect, dated as of the effective time, signed by a duly authorized person on behalf of us;

•	we must have performed in all material respects all of the agreements, covenants and obligations required by the merger agreement at or prior to the effective time, and BBVA must have received a certificate to that effect, dated as of the effective time, signed by our chief executive officer or chief financial officer on behalf of us;

•	all required government approvals contemplated by the merger agreement have been received and shall remain in full force and effect, and any waiting periods shall have expired, and no such government approval shall have resulted in the imposition of a materially burdensome regulatory condition;

•	BBVA shall have received a tax matters certificate executed by us, to the effect that we are not a United States real property holding company;

•	our adjusted shareholders’ equity as of December 31, 2006, shall be not less than $222 million and BBVA must have received a certificate to that effect, signed by our chief executive officer and chief financial officer (it should be noted that our adjusted shareholders’ equity as of June 30, 2006 was $[ ] million); and

•	the aggregate number of shares of our common stock held by persons who have taken all of the steps required prior to the effective time as dissenting shareholders, shall be less than ten percent of the outstanding shares of our common stock.

In order for the closing of the merger to occur, each of the foregoing conditions must either be satisfied or waived. The merger agreement provides that each of State National Bancshares and BBVA may waive all conditions to its respective obligation to consummate the merger, or other provision that benefits the party that desires to waiver it, to the extent permitted by applicable law, except that after approval of the merger agreement by the shareholders, there may not be, without further approval of such shareholders, any waiver which, by law, requires further approval by such shareholders.

We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2007, either we or BBVA may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Termination of the Merger Agreement

Termination by mutual consent.  The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger agreement by our shareholders, by the mutual written consent of State National Bancshares and BBVA.

Termination by BBVA or State National Bancshares.  The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger agreement by our shareholders, by action taken or authorized by the board of directors of either State National Bancshares or BBVA, in the event of any of the following:

•	the merger is not consummated by March 31, 2007, except the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any of its obligations under the merger agreement shall have been a principal reason for or a principal cause of the failure of the effective time to occur on or before March 31, 2007;

•	the approval of any governmental authority required for consummation of the merger shall have been denied and such denial has become final and nonappealable;

•	in the event that there is a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would result in the failure of a closing condition (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement), and such breach is not cured within 45 days after receipt of written notice to the breaching party; and

•	the approval of the shareholders of State National Bancshares is not obtained; provided that such termination right shall only be for a period of 30 days following the shareholders’ meeting.

Termination by BBVA.  The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger agreement by the shareholders of State National Bancshares, by action of the board of directors of BBVA, in the event of any of the following:

•	our board of directors fails to recommend in this proxy statement the approval of the merger agreement, or changes its recommendation;

•	our board of directors approves or recommends, or resolves to approve or recommend, to our shareholders an alternative acquisition proposal or enters into, or resolves to enter into, any agreement with respect to an alternative acquisition proposal;

•	there is a material breach of our covenants relating to the conduct of our shareholders’ meeting or obtaining shareholder approval;

•	there is a material breach of our non-solicitation covenants; and

•	there is a material breach by certain of our affiliate shareholders that are subject to a voting agreement of any representation or warranty, or covenants or obligations, contained in the voting agreement if such breach would reasonably be expected to impede or delay materially or prevent the consummation of the merger and such breach cannot be or has not been cured within 30 days following written notice.

Termination Fee

Under certain conditions, we may owe to BBVA a termination fee in the amount of $19.2 million if the merger agreement is terminated. The merger agreement requires us to pay the termination fee if the merger agreement is terminated under the following circumstances:

•	BBVA terminates the merger agreement pursuant to any of its termination rights listed above in the sectioned entitled “Termination by BBVA”;

•	in the event that (i) an alternative proposal shall have been publicly announced, commenced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an alternative proposal, (ii) thereafter the merger agreement is terminated by either us or BBVA for failure to consummate the merger by March 31, 2007, and (iii) within twelve (12) months of the termination of the merger agreement, we enter into an agreement with respect to any alternative proposal or any alternative proposal is consummated;

•	in the event that (i) at the time of our shareholders’ meeting at which a vote on such approval is taken an alternative proposal shall have been publicly announced, commenced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an alternative proposal, (ii) thereafter the merger agreement is terminated by either us or BBVA because the required affirmative vote of our shareholders shall not have been received, and (iii) within twelve (12) months of the date of such termination of the merger agreement, we enter into an agreement with respect to any alternative proposal or any alternative proposal is consummated; or

•	in the event that (i) an alternative proposal shall have been presented to our board of directors, publicly announced, commenced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an alternative proposal, (ii) thereafter the merger agreement is terminated by BBVA for a breach by us of any of our covenants or agreements (other than the covenants and agreements relating to the conduct of our shareholders’ meeting or obtaining shareholder approval or our non-solicitation covenants), and (iii) within twelve (12) months of the date of such termination of the merger agreement, we enter into an agreement with respect to any alternative proposal or any alternative proposal is consummated.

Amendment of the Merger Agreement

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. After the special meeting, however, the merger agreement may not be amended if such amendment would be in violation of applicable law without further approval by our shareholders.

Expenses of the Merger

The merger agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and legal counsel, except that if the merger agreement is terminated for failure to obtain shareholder approval and (i) our board of directors fails to recommend approval of the merger agreement or (ii) an alternative acquisition proposal has been publicly announced, commenced or otherwise become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make an alternative proposal, we will be obligated to reimburse BBVA for reasonably documented costs and out-of-pocket expenses incurred in negotiating and undertaking to carry out the merger.

Voting Agreement

Certain of our directors and officers and each of Castle Creek Capital, LLC and Franklin Mutual Advisers, LLC, each in their capacities as shareholders of State National Bancshares, have entered into a voting agreement, dated June 12, 2006, with BBVA in which they have agreed to (i) vote all of their shares of our common stock in favor of approval of the merger agreement and the transactions contemplated therein; (ii) vote all of their shares of our common stock against any alternative business combination transaction; and (iii) refrain from taking or permitting any of their respective affiliates or representatives from taking any action that would delay, prevent or frustrate the merger and the other transactions contemplated by the merger agreement. Notwithstanding these agreements, the voting agreement does not prohibit Franklin Mutual Advisers, LLC from taking any actions as may be required to exercise its fiduciary duties as an investment manager to registered investment companies.

Each shareholder also agreed that, except as a result of the laws of descent and distribution, such shareholder will not transfer or agree to transfer any of such shareholder’s shares of our common stock, other than with BBVA’s prior written consent, or grant any proxy or power-of-attorney or enter into any voting agreement with respect to those shares other than pursuant to the voting agreement.

In addition, each shareholder executing the voting agreement (other than Franklin Mutual Advisers, LLC) has granted an irrevocable proxy to certain designated representatives of BBVA to vote their shares in favor of the merger agreement and against any alternative business combination transaction. Castle Creek Capital, LLC and our outside directors that have executed the voting agreement have agreed not to disclose confidential information regarding State National Bancshares, BBVA or any of their respective affiliates and have further agreed not to solicit for employment or otherwise assist in the solicitation of any person who is currently employed by us or any of our subsidiaries or who was employed by us or any of our subsidiaries within the 12 month period preceding such solicitation.

As of the date of the voting agreement, our shareholders that have executed the voting agreement owned, directly or indirectly, 5,243,654 shares in the aggregate, or approximately 41%, of our common stock.

MARKET PRICES AND DIVIDENDS

Market Prices for Shares of State National Bancshares Common Stock

Our common stock, $1.00 par value, began trading on the Nasdaq Nation Market under the symbol “SNBI” effective September 30, 2005. Prior to that date, our common stock was privately held and not listed on any public exchange or actively traded. As of [          ], 2006, the last date prior to printing this proxy statement for which it was practicable for us to obtain this information, there were [          ] shares of our common stock issued and outstanding held by [          ] shareholders of record, including all our directors and officers, excluding beneficial owners whose shares are held in “street” name by securities broker-dealers or other nominees. The number of beneficial owners of our common stock is unknown to us at this time.

The following table presents the high and low sales prices of our common stock reported on the Nasdaq National Market for the periods indicated:

Quarter	High	Low

Fourth Quarter 2005 (beginning September 30, 2005)	$28.30	$23.76
First Quarter 2006	$28.40	$26.00
Second Quarter 2006 (1)	$38.11	$26.24
Third Quarter 2006 (through [ ] , 2006)	$—	$—

(1)	The highest stock price during this quarter occurred after we announced the execution of the merger agreement. On June 9, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price of our common stock was $31.11 per share.

On [          ], 2006, the last date prior to the printing of this proxy statement for which it was practicable for us to obtain this information, the closing price of State National Bancshares common stock was $[     ] per share. You should obtain current market price quotations for shares of our common stock in connection with voting your shares.

Following the merger, there will be no further market for shares of our common stock.

Dividend Policy

The timing and amount of dividends paid by us is subject to determination by our board of directors, in their sole discretion, and depends upon earnings, cash requirements and the financial condition of our company and our subsidiary bank, applicable government regulations and other factors deemed relevant by our board of directors. Various U.S. state and federal laws limit the ability of State National Bank to pay dividends to us and the same laws will apply to us following the merger. We paid a $0.10 per share dividend on each of March 13, 2006 and June 15, 2006. Prior to this, we had not paid any cash dividends on our common stock. We agreed pursuant to the merger agreement that we will not pay cash dividends on State National Bancshares common stock pending consummation of the merger, other than our regular quarterly dividends during 2006 of $0.10 per share and $0.11 per share during 2007, if applicable, dividends on our outstanding indebtedness and related trust preferred securities, and payment of dividends to us by a subsidiary. See “The Merger Agreement — Conduct of Business Pending the Merger,” beginning on page 32.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding ownership of our common stock as of [          ], 2006 by (1) each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished to us information with respect to beneficial ownership. Except as otherwise indicated in the footnotes to this table, we believe that the beneficial owners of common stock listed below, based on information each of them has provided to us, have sole investment and voting power with respect to their shares.

The table lists applicable percentage ownership based on [          ] shares of common stock outstanding as of [          ], 2006. Shares of common stock subject to options currently exercisable or exercisable within 60 days of [          ], 2006 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each shareholder listed below is: c/o State National Bancshares, Inc., 4500 Mercantile Plaza Drive, Suite 300, Fort Worth, Texas 76137.

	Number of Shares of		Percentage of Total
	Common Stock		Shares of Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock Outstanding

Greater than 5% shareholders:
Castle Creek Funds	1,873,659	(1)	15.63%
6051 El Tordo
Rancho Santa Fe, California 92067
Franklin Templeton	1,882,936		15.71%
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2702
Directors and named executive officers:
Larry G. Autrey	1,716		*
Rick Calhoon	212,876	(2)	1.78%
James A. Cardwell	210,778		1.76%
Don E. Cosby	114,000	(3)	*
Gary J. Fletcher	52,814		*
Alan L. Lackey	44,869	(4)	*
Mark G. Merlo	17,515		*
H. Gil Moutray	82,400	(5)	*
Tom C. Nichols	511,834	(6)	4.27%
Edwin L. Schulz	25,184	(7)	*
Ben Stribling	86,588	(8)	*
Lucinda Vargas	—		*
F. James Volk	128,956	(9)	1.08%
All 13 officers and directors as a group	1,489,530		12.43%

*	Indicates ownership of less than 1.0%.

(1)	Includes shares held by Castle Creek Capital Partners Fund I, LP, Castle Creek Capital Partners Fund IIa, LP, and Castle Creek Capital Partners Fund IIb, LP.

(2)	Includes 99,000 shares held in trusts for children, 56,030 held by Pruet Oil and 56,000 held by PPI, Inc.

(3)	Includes 70,000 shares issuable pursuant to stock options that are exercisable within 60 days.

(4)	Includes 24,666 shares issuable pursuant to stock options that are exercisable within 60 days.

(5)	Includes 82,200 shares owned by Seven Rivers, Inc.

(6)	Includes 1,023 shares owned by spouse, 10,000 shares owned by children and 250,000 shares issuable pursuant to stock options that are exercisable within 60 days.

(7)	Includes 15,000 shares issuable pursuant to stock options that are exercisable within 60 days.

(8)	Includes 35,000 shares held by Stribling Family Trust, 10,000 shares held by Karen Stribling Special Trust and 10,000 shares held by Stribling Corp.

(9)	Includes 35,833 shares issuable pursuant to stock options that are exercisable within 60 days.

ADJOURNMENT OF SPECIAL MEETING

In the event there are an insufficient number of shares of our common stock present in person or by proxy at the special meeting to approve the merger agreement, our board of directors intends to adjourn the special meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the special meeting would be adjourned would be announced at the special meeting. Proxies voted against the merger agreement and abstentions will not be voted to adjourn the special meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as votes against adjournment. However, an abstention or a broker non-vote has the same effect as a “no” vote with respect to approval of the merger agreement. If it is necessary to adjourn the special meeting and the adjournment is for a period of not more than 30 days from the original date of the special meeting, no notice of the time and place of the adjourned meeting need be given to our shareholders, other than by an announcement made at the special meeting.

The effect of any such adjournment would be to permit us to solicit additional proxies for approval of the merger agreement. Such an adjournment would not invalidate any proxies previously filed as long as the record date remains the same for the subsequent meeting.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not hold an annual meeting of shareholders in 2007 and there will be no public participation in any future meetings of our shareholders. However, if the merger is not consummated, we will hold a 2007 annual meeting of shareholders. In that event, we will inform our shareholders, by press release or other means we determine to be reasonable, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. If a shareholder wishes to present a proposal before the 2007 annual meeting, if held, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that shareholder must also give written notice to our corporate secretary at 4500 Mercantile Plaza Drive, Suite 300, Fort Worth, Texas 76137. If our corporate secretary does not receive the notice within a reasonable time before we begin to print and mail our proxy materials for such meeting, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

In the event the merger is not consummated and we hold a 2007 annual meeting of shareholders, a shareholder’s notice to our corporate secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on our books, of the shareholder proposing such business;

•	the class and number of shares of our voting stock which are beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting; and

•	a description of any material interest of the shareholder in such business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100F Street, Room 2521
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [          ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to shareholders does not create any implication to the contrary.

ADDITIONAL INFORMATION

To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Mindy Hegi
Vice President of Corporate Finance
State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Telephone: (817) 547-1157

You may also wish to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

If you would like to request additional information from us, please do so by [          ], 2006 in order to receive the information before the special meeting.

OTHER MATTERS

Our board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. If, however, any other matters not now known should properly come before the special meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of our board of directors.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF STATE NATIONAL BANCSHARES PRIOR TO OR AT THE SPECIAL MEETING OR BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF STATE NATIONAL BANCSHARES PRIOR TO THE SPECIAL MEETING.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
AND
STATE NATIONAL BANCSHARES, INC.
DATED AS OF JUNE 12, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006 (this ‘‘Agreement”), by and between Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the Laws of Spain (“Parent”), and State National Bancshares, Inc., a corporation organized and existing under the Laws of the State of Texas (the “Company” and, together with Parent, the ‘‘Parties”).

WHEREAS, this Agreement provides for the acquisition of the Company by Parent by virtue of the merger of a newly-formed wholly-owned subsidiary of Parent to be organized under the Laws of the State of Texas (“Merger Sub”) with and into the Company (the “Merger”);

WHEREAS, as a result of the Merger, all of the issued and outstanding shares of common stock, par value of $1.00 per share, of the Company (the ‘‘Company Common Stock”) shall be converted into and exchanged for cash in the manner provided in this Agreement;

WHEREAS, the appropriate corporate body of Parent and the Board of Directors of the Company have each approved this Agreement and the proposed transactions contemplated hereby and have authorized the execution hereof, and the Board of Directors of the Company has adopted a resolution recommending that the plan of merger set forth in this Agreement be approved by the shareholders of the Company; and

WHEREAS, as an inducement for Parent to enter into this Agreement, each of Castle Creek Capital, LLC and certain of the directors and officers of the Company (together, the “Company Affiliated Shareholders”), Franklin Mutual Advisers, LLC and certain other signatories thereto are simultaneously executing and delivering to Parent an agreement (the “Voting Agreement”), a form of which is attached as Exhibit A, providing that, among other things, the signatories thereto will, subject to the terms and conditions therein, vote their shares of Company Common Stock in favor of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below), in accordance with the provisions of Part Five of the Texas Business Corporation Act (the “TBCA”) and the Texas Business Organizations Code (the “TBOC”), and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Texas.

Section 1.02.  Effective Time.  Subject to the provisions of this Agreement, at the Closing the Company and Merger Sub shall duly execute and file articles of merger or a certificate of merger, as applicable (collectively, the “Articles of Merger”), with the Secretary of State of the State of Texas under Article 5.04 of the TBCA or Section 10.153 of the TBOC, as required. The Parties will make all other filings or recordings required under the TBCA or the TBOC, as applicable, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State of the State of Texas and a certificate of merger is issued by the office of the Secretary of State of the State of Texas pursuant to Article 5.05 of the TBCA, or at such later date or time as Parent and the Company shall agree and specify in the Articles of Merger in accordance with Article 10.03 of the TBCA (the time the Merger becomes effective, the “Effective Time”).

Section 1.03.  Effects of the Merger.  The Merger shall have the effects provided by this Agreement and as set forth in the TBCA, the TBOC and other applicable Law.

Section 1.04.  Articles of Incorporation; Bylaws.  At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as

they exist immediately before the Effective Time, with such amendments to the Articles of Incorporation as may be specified in the Articles of Merger, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.

Section 1.05.  Directors and Officers of Surviving Corporation.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of the Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.06.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any holder of Company Common Stock or the sole shareholder of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive, in cash and without interest, $38.50 per share (the “Per Share Amount”). At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount for each share of Company Common Stock represented by the Certificate (the “Merger Consideration”) or, in the case of Dissenting Shares, the rights set forth in Section 1.07.

(b) Each share of common stock, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and be converted into one (1) share of common stock of the Surviving Corporation.

(c) Any shares of Company Common Stock held directly or indirectly by Parent or the Company, other than those held on behalf of a Company shareholder (other than Parent or the Company) in trust accounts, managed accounts or otherwise in a fiduciary capacity or as a result of debts previously contracted (collectively, “Treasury Shares”), shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(d) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Common Stock theretofore outstanding shall thereafter be made.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or otherwise, an appropriate and proportionate adjustment shall be made to the Per Share Amount.

Section 1.07.  Dissenting Shares.  Notwithstanding any other provision contained in this Agreement, shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such shares in favor of the Merger and who has otherwise taken all of the steps required by Article 5.12 of the TBCA to properly exercise and perfect such shareholder’s dissenter’s rights (any such shares being referred to herein as “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Articles 5.11, 5.12 and 5.13 of the TBCA; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, the shares of Company Common Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration specified in this Agreement. The Company shall give Parent (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

Section 1.08.  Company Stock Options.  As of the Effective Time, each issued and outstanding option to acquire Company Common Stock, whether granted pursuant to the Company Stock Option Plan or otherwise (the “Company Stock Options”), whether vested or unvested at the Effective Time, will be cancelled and terminated by the Company in exchange for an amount of cash, without interest, equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Spread less applicable Taxes required to be withheld with respect to such payment (the “Option Consideration”). The “Option Spread” for each share of Company Common Stock subject to a Company Stock Option will be equal to the excess, if any, of (y) the mean between the highest and the lowest selling prices quoted on The Nasdaq National Market for a share of Company Common Stock on the last trading day prior to the Effective Time over (z) the per share exercise price of the Company Stock Option. Any Company Stock Option for which the per share exercise price exceeds the Per Share Amount shall be cancelled as of the Effective Time without the payment of any consideration therefor.

Section 1.09.  Exchange Procedures.

(a) Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with The Bank of New York (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, an amount that constitutes the aggregate amount of the Merger Consideration payable in respect of shares of Company Common Stock pursuant to Section 1.06(a) upon surrender of Certificates and, for the benefit of the holders of Company Stock Options, the aggregate amount of the Option Consideration payable in respect of Company Stock Options pursuant to Section 1.08 (the “Exchange Fund”), it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall belong to Parent. At the six (6) month anniversary of the Effective Time, any such cash remaining in the possession of the Paying Agent (together with any dividends or earnings in respect thereof) shall be returned to Parent. Any former holders of Company Common Stock who have not theretofore exchanged their Certificates for the Merger Consideration pursuant to this Article I shall thereafter be entitled only to look exclusively to Parent, and only as general unsecured creditors thereof, for payment of any Merger Consideration to which they are entitled to receive upon exchange of their Certificates pursuant to this Article I, without any interest thereon.

(b) As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the day on which the Effective Time occurs, Parent shall cause the Paying Agent to mail to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s Certificates for the Merger Consideration set forth in this Article I. If practicable, Parent shall make available such transmittal materials to the Company prior to the Closing Date. Upon surrender of a Certificate for cancellation to the Paying Agent together with the transmittal materials duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the record holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (after giving effect to any required Tax deductions and withholdings in accordance with Section 1.09(e)), which, if practicable, shall be paid within five (5) Business Days of the later of the Paying Agent’s receipt of such materials or the Closing Date, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of the Merger Consideration may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so delivered is registered if the Certificate formerly representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against either of them with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled, without any interest thereon.

(d) Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent.

Section 1.10.  Alternative Acquisition Structure.  Notwithstanding any provision in this Agreement to the contrary, Parent shall be permitted, in its sole and absolute discretion, to restructure the method by which Parent accomplishes the acquisition of the Company as contemplated by this Agreement, including by providing for the merger of a direct or indirect Subsidiary of Parent (other than Merger Sub) with and into the Company; provided, however, that Parent shall only be permitted to restructure the proposed transaction to the extent that (i) there is no change in the amount or nature of the Merger Consideration to be received by the shareholders of the Company as contemplated in this Agreement, (ii) there is no change to the federal tax consequences of the Merger to the shareholders of the Company, and (iii) such restructuring is not reasonably expected to materially delay obtaining the required Governmental Approvals.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01.  Closing; Closing Date.  On the terms and subject to the conditions set forth in this Agreement, a closing (the “Closing”) shall take place at 10:00 a.m. Dallas, Texas time on January 3, 2007, or such earlier or later date as the Parties shall mutually agree, at a location designated by Parent and reasonably acceptable to the Company; provided, however, that if on such date the conditions set forth in Articles VIII, IX and X have not been satisfied or waived (subject to applicable Law) (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to satisfaction thereof), the Closing shall take place on the second Business Day immediately following the date on which such conditions have been so satisfied or waived. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Effective Time of the Merger shall be determined in accordance with Section 1.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies, among other things, items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants (provided that any information set forth in any one section of the Company Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection thereof if its relevance to the information called for in such Section or subsection is reasonably apparent and provided further that, notwithstanding any provision in this Agreement to the contrary, the mere inclusion of an item in such section or subsection of the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent as follows:

Section 3.01.  Organization and Qualification of the Company and its Subsidiaries.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas, and is a registered bank holding company under the BHCA. Each Subsidiary of the Company (other than the Bank) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. State National Bank (the “Bank”) is a national banking association duly organized and validly existing under the Laws of the United States, is in good standing under all Laws applicable to banks located in the United States and is a member of the Federal Reserve System. The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent permissible by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company and its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, have been delivered to Parent.

Section 3.02.  Articles of Incorporation and Bylaws; Corporate Books and Records.  The copies of the Company’s Articles of Incorporation and Bylaws that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2005 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of its Articles of Incorporation or its Bylaws. True and complete copies of all minute books of the Company and each of its Subsidiaries, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2004 to the date hereof, have been made available by the Company to Parent. All material actions of the Boards of Directors of the Company and each of its Subsidiaries are reflected in such books.

Section 3.03.  Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of June 9, 2006, (i) 12,014,083 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company or by its Subsidiaries, and (iii) no shares of Company Preferred Stock are issued and outstanding. Since June 9, 2006, no shares of Company Common Stock have been issued except upon the exercise of Company Stock Options. As of June 9, 2006, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except that 1,107,024 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which 824,550 shares of Company Common Stock are issuable upon exercise of the outstanding Company Stock Options (the “Company Option Shares”). All of the issued and outstanding shares of capital stock or other Equity Interests of the Company have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued in compliance with applicable federal and state securities Laws.

(b) Except for the Company Stock Options and the Company Stock Plans, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries; or (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests. Section 3.03(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the prices at which outstanding Company Stock Options are exercisable, the number of Company Option Shares outstanding at each such price and the date of grant, expiration date and type (qualified or non-qualified under Section 422 of the Code) of each such Company Stock Option. All of the Company Option Shares, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights.

(c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. To the knowledge of the Company, other than the Voting Agreement, there are no proxies, voting agreements, voting trusts, rights plans, anti-takeover plans, registration rights agreements or similar agreements or arrangements with respect to any shares of Company Common Stock or other Equity Interests of the Company.

(d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which its shareholders may vote.

Section 3.04.  Subsidiaries.  The Company has no direct or indirect Subsidiaries other than those set forth in Section 3.04 of the Company Disclosure Schedule. The Company owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any pledges, security interests, options, liens, claims or other encumbrances of any kind (collectively, the “Liens”). All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued and are fully paid and non-assessable (except as provided in 12 U.S.C. § 55). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment in any of its Subsidiaries or any other Person. None of the Company’s Subsidiaries has (a) any arrangements or commitments obligating any of them to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock, or (b) any bonds, debentures, notes or other obligations outstanding that entitle the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which its shareholders may vote. The Company does not, directly or indirectly, beneficially own or otherwise control any Equity Interests of any Person (other than its Subsidiaries listed in Section 3.04 of the Company Disclosure Schedule) or any interest in a partnership or joint venture of any kind.

Section 3.05.  Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company (other than the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).

(b) By resolutions duly adopted at a meeting of the Board of Directors of the Company duly called and held on June 12, 2006, by the affirmative vote of the Board of Directors of the Company required to vote pursuant to the Articles of Incorporation of the Company and the applicable provisions of the TBCA, the Board of Directors of the Company has duly (i) adopted a resolution recommending that this Agreement be approved by the shareholders of the Company, and (ii) approved and adopted this Agreement (the “Company Board Approval”). The Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for their approval at a meeting to be held for that purpose. A true and correct copy of such resolutions, certified by the Company’s corporate secretary, have been furnished to Parent, and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way. The Company Board Approval constitutes approval of this Agreement by the Board of Directors of the Company for all purposes under and in accordance with the TBCA.

Section 3.06.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company’s Articles of Incorporation or Bylaws or any equivalent organizational documents of any of its Subsidiaries; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 3.06(b) have been obtained and all filings and notifications described in Section 3.06(b) have been made and any waiting periods thereunder have terminated or expired); or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract, agreement, note, bond, mortgage, indenture, deed of trust, license, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consent or approval, or other occurrences, which would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except with respect to any required Government Approvals set forth in Section 3.06(b) of the Company Disclosure Schedule.

Section 3.07.  Permits; Compliance With Law.

(a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to lawfully carry on its business substantially in the manner described in the Company SEC Filings and substantially as it is being conducted as of the date hereof (the “Company Permits”) except for such Company Permits the absence of which would not be reasonably expected to have a Company Material Adverse Effect, and all such Company Permits are valid and in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.

(b) None of the Company or any of its Subsidiaries is in default or violation of (i) any Company Permits or (ii) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except for such defaults or violations which would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.08.  Reports; Regulatory Matters

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (ii) the FDIC, (iii) the Office of the Comptroller of the Currency (the “OCC”), (iv) the SEC, (v) the Texas Department of Banking, (vii) any applicable industry self-regulatory organization, and (viii) each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no

Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. Since January 1, 2003, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the Company’s ordinary course of business).

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2003 a recipient of any supervisory letter from, or since January 1, 2003 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2003 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Bank is “well capitalized” and “well managed” as a matter of U.S. federal banking Law. To the knowledge of the Company, there has not been any event or occurrence since January 1, 2003 that would result in a determination that the Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking Law.

Section 3.09.  SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings, together with any amendments required to be made with respect thereto, required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2005 (collectively, including those filed or furnished subsequent to the date of this Agreement, the “Company SEC Filings”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each Company SEC Filing (i) as of the time it was filed, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, as the case may be, and (ii) did not or will not, at the time it was or is filed (or if subsequently amended or superseded by a Company SEC Filing, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) in each case fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) Except as and to the extent adequately provided for, in the aggregate, on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2006 (the “Company Balance Sheet”), between March 31, 2006 and the date hereof, neither the Company nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Company Balance Sheet, (ii) incurred in the ordinary course of business since March 31, 2006 and the date hereof that would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, or (iii) incurred or provided for in this Agreement.

(d) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of The Nasdaq National Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC (including permitted extensions of credit pursuant to the SEC’s Rule 13k-1), and the Federal Reserve’s Regulation O, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(e) The material records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.09(e). The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) Since December 31, 2005, (i) through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.10.  Absence of Certain Changes or Events.  Since December 31, 2005, except as specifically contemplated by, or as disclosed in, this Agreement, each of the Company and its Subsidiaries has conducted its business in, and has not engaged in any material transaction other than in the ordinary course of business consistent with past practice and, since such date, there has not been:

(a) a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(c) other than (x) regular quarterly dividends on Company Common Stock of not in excess of $0.10 per share of Company Common Stock, (y) dividends or distributions on the Company’s outstanding debentures and related trust preferred securities and (z) payment of dividends by a Subsidiary of the Company to the Company, any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of its Subsidiaries;

(d) any material change in any method of tax or accounting or accounting practice by the Company or its Subsidiaries affecting their assets, liabilities or business, including any reserving, renewal or residual method, practice or policy;

(e) any increase in the compensation or benefits (including incentive compensation opportunity and termination, change in control or retention compensation or benefits) payable or that could become payable by the Company or any of its Subsidiaries to their respective officers, employees or directors or any amendment of any, or adoption of any new, Benefit Plans other than (i) increases in base salary of employees who are not officers or other key employees granted in the ordinary and usual course consistent with past practice or (ii) to the extent required under applicable Law or the terms of any Company Benefit Plan as in effect as of the date hereof;

(f) any grant of any options to purchase shares of Company Common Stock or other equity based award or right to any officer, director or employee of the Company or any of its Subsidiaries, other than grants to employees (other than officers and directors) made in the ordinary course of business consistent with past practice under the Company Stock Plans;

(g) any grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay or payment of any bonus other than customary year-end bonuses in amounts consistent with past practice;

(h) any material Tax election made or changed (except as required by applicable Law or GAAP), or any closing agreement, settlement or compromise made relating to any material Tax or material Tax refund; or

(i) any agreement to do any of the foregoing, unless otherwise permitted herein.

Section 3.11.  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans, other than immaterial Company Benefit Plans. There have been made available to Parent true and complete copies of (i) each such written Company Benefit Plan and any related trust instruments, insurance contracts or other funding arrangements and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plan, and all amendments thereto; (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, required to be filed with respect to each Company Benefit Plan; and (iii) the most recent actuarial valuation for each Company Benefit Plan, if any, that is a defined benefit plan or that provides medical or other health benefits following retirement at the cost of the Company or any of its Subsidiaries in whole or in part.

(b) (i) Except as required by applicable Law, none of the Company Benefit Plans promises or provides retiree medical, life or other retiree welfare benefits to any person; (ii) none of the Company Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA or a “multiple employer” plan within the meaning of Section 4063 or 4064 of ERISA nor has the Company, its Subsidiaries or any ERISA Affiliate (x) maintained or contributed to or has within the past six (6) years maintained or contributed to any plan that is subject to Subtitle C or D of Title IV of ERISA or (y) maintained or contributed to or has within the past six (6) years maintained or had an obligation to contribute to a multiemployer plan or multiple employer plan; (iii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan which could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be reasonably expected to have a Company Material Adverse Effect and neither the Company nor any of its Subsidiaries expects to incur any tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA which could reasonably be expected to have a Company Material Adverse Effect; (iv) all Company Benefit Plans are in substantial compliance with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations (including all applicable requirements for notification or information to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service (the ‘‘IRS”) or the Secretary of the Treasury), and the Company and each of its Subsidiaries have performed their respective obligations under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans, except for any immaterial instances of non-compliance, failures to perform, or defaults or violations; (v) each Company Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS and, to the Company’s knowledge, nothing has occurred since receipt of such letter which may reasonably be expected to impair or revoke such favorable determination letter or result in loss of qualification of any such plan under Section 401(a) or 401(k) of the Code; (vi) all contributions required to be made to and premiums and other expenses incurred in respect of any Company Benefit Plan pursuant to Section 412 of the Code, or the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their due dates and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the consolidated financial statements; (vii) with respect to each Company Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (ix) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any penalties or excise taxes under any provision of the Code or ERISA applicable to employee benefit plans which are reasonably expected to have a Company Material Adverse Effect.

(c) The Company has identified in Section 3.11(c) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all employment agreements that the Company or any of its Subsidiaries has with any directors, officers or employees of or consultants to the Company or any of its Subsidiaries; (ii) all Severance Arrangements; and (iii) all Change in Control Arrangements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment or benefit, or the increase of any payment or benefit (including severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries; (B) result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits; (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Parent to merge, amend or terminate any of the Company Benefit Plans; or (D) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such Severance or Change in Control Arrangement has terminated his or her employment or has been terminated, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement, that has given or could reasonably be expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.

(d) No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. As of the date hereof there is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefits Plans. The Company and each ERISA Affiliate are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a ‘‘Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the proposed regulations issued thereunder or (B) IRS Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”). No Company Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 3.12.  Labor and Other Employment Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, termination of employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours. None of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no material labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary.

Section 3.13.  Transactions with Interested Persons and Affiliates.  Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, no officer, director or employee of the Company or any of its Subsidiaries nor, to the Company’s knowledge, any member of the immediate family of any such officer, director or employee, is presently a party to any transaction with the Company or any of its Subsidiaries of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K. Neither the Company nor any Subsidiary has any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

Section 3.14.  Material Contracts.  Except as set forth on Section 3.14 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or which imposes any non-competition, non-solicitation or similar covenants on the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”), or (b) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Company Material Contract is valid and binding on the Company or its applicable Subsidiary (as the case may be) that is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company or its Subsidiary that is a party thereto has performed in all material respects all of its obligations required to be performed by it prior to the date hereof under each such Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all material obligations required to be performed by it under such Company Material Contract. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 3.15.  Litigation.  Except as and to the extent disclosed in the Company SEC Filings filed prior to the date of this Agreement, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is obligated to indemnify a third party, the outcome of which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent the consummation, of the Merger or any other transaction contemplated by this Agreement.

Section 3.16.  Environmental Matters.  Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, with respect to clauses (A) and (B), no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of contaminated sites.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 3.17.  Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, trade dress, service marks, certification marks, copyrights and any applications therefor, trade secrets, know-how, technology, domain names and uniform resource locators, computer software programs or applications and tangible or intangible proprietary information or materials (including any registrations or applications for registration of any of the foregoing) (all such rights, in any jurisdiction, collectively, “Intellectual Property”) that are used in the business of the Company and its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries separately sets forth on Section 3.17(a) of the Company Disclosure Schedule a list of the following categories of Intellectual Property:

(i) issued patents and pending patent applications, (ii) registered and material unregistered trademarks and any applications therefor, (iii) registered copyrights, (iv) domain names, (v) material software owned by the Company or a Subsidiary and used in the business, and (vi) all licenses or other agreements pursuant to which the Company grants or is granted the right to use any Intellectual Property (with the exception of licenses for standard, off-the-shelf software with an aggregate value of less than $50,000). Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries, is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property owned or held by any third party (collectively, “Third-Party Intellectual Property Rights”), except for such violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. No claims with respect to (y) Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”) or (z) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person. The Company does not know of any grounds for any claims (A) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted; (B) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (C) challenging the license or legally enforceable right of the Company or any of its Subsidiaries to use any Third-Party Intellectual Rights.

(b) The Company and its Subsidiaries have obtained any and all necessary consents from their customers with regard to the Company and its Subsidiaries’ collection and dissemination of personal customer information in connection with the business operations of the Company or any of its Subsidiaries, in accordance with any applicable privacy policy published or otherwise communicated by the Company or any of its Subsidiaries and any applicable Law.

(c) To the knowledge of the Company and its Subsidiaries, the computer software and databases used in the business operations of the Company or any of its Subsidiaries are free from any uncorrected software defects or programming or documentation errors.

Section 3.18.  Taxes.

(a) The Company and its Subsidiaries have filed in a timely manner (taking into account all extensions of due dates) all material Tax Returns required to be filed by them on an individual or group basis and have timely paid all material amounts shown as owing on such Tax Returns. All information provided in each such Tax Return is complete and accurate in all material respects. No waivers of statutes of limitations, and no agreements with any Governmental Entity relating to assessment or collection (including to extend the period of limitations for the assessment or collection of any Tax), are in effect in respect of any Taxes for which the Company or any of its Subsidiaries may be liable, except for such waivers and exceptions that have not had or would not be reasonably expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have timely paid all material Taxes (whether or not shown on any Tax Return) that have become due, and the Company has adequately provided in its consolidated books and financial statements for all material Taxes that have accrued but are not yet due. All liabilities for material Taxes that the Company and its Subsidiaries will accrue following the date hereof through the Closing will be accrued in the ordinary course of business, and any such material Taxes due on or before the Closing Date have been, or will be, paid on or before such date.

(c) All material Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No audit or other administrative proceeding is pending or threatened, and no judicial proceeding is pending or threatened, that involves any material Tax or material Tax Return filed or paid by or on behalf of the Company or any of its Subsidiaries.

(d) None of the Company or its Subsidiaries is or has been within the last five years a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code). No Tax is or shall be required to be withheld pursuant to Section 1445 of the Code as a result of the Merger.

(e) There is no contract or other agreement in existence under which the Company or its Subsidiaries have, or may at any time in the future have, any obligation to pay or contribute to the payment of a Tax or any portion of a Tax (or pay any amount calculated with reference to a Tax or any portion of a Tax) of or imposed on any other Person, bank, corporation or other entity (a “Tax Sharing Agreement”). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, and neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or its Subsidiaries) as a successor, as a transferee, or otherwise.

(f) The Company has made available to Parent true, accurate, correct and complete copies of all Tax Returns (along with necessary supporting documentation) filed by the Company since January 1, 2002, all Tax rulings and closing arguments, and all material documents in the Company’s possession and requested by Parent concerning the bases of the Company’s assets, the Company’s earnings and profits, and all other Tax attributes of the Company determined for U.S. federal income tax purposes. The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable Laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein they are required to file Tax Returns and other reports relating to Taxes (or such books and records have been maintained on their behalf).

(g) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for such amounts that have not had or are not reasonably expected to have a Company Material Adverse Effect. There are no Liens in respect of material Taxes on the assets of the Company or its Subsidiaries, other than Taxes not yet due or being contested in good faith, except for Liens that have not had or are not reasonably expected to have a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by it or any other relevant Person, nor has received any notice in writing from the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any Subsidiary.

Section 3.19.  Insurance.  Section 3.19 of the Company Disclosure Schedule lists (a) all material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent, and (b) all material insurance claims filed by the Company under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All such policies provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice. All such policies are in full force and effect, all premiums due and payable have been paid and no written notice of cancellation or termination has been received with respect to any such policy and all such policies, or predecessor policies covering similar risks, have been in full force and effect continuously during the past five (5) years, except for new coverages obtained by the Company in the past five (5) years, which have been in full force and effect continuously since they were obtained. No insurer has advised the Company or any of its Subsidiaries that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 3.20.  Properties.

(a) Each of the Company and its Subsidiaries has good fee simple title to or valid leasehold estates in all of its material properties and assets except for (i) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings, and Liens for taxes not yet due; (ii) pledges of assets in the ordinary course of business to secure public deposits; (iii) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held; and (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising in the ordinary course of business.

(b) Section 3.20 of the Company Disclosure Schedule contains a complete and correct list of (i) all real property or premises owned on the date hereof, in whole or in part, by the Company or any of its Subsidiaries (collectively, the “Owned Properties”) and those real properties that the Company or any of its Subsidiaries is in the process of foreclosing comprising 70% of such properties (ranked by size) ,whether by judicial process or by power of sale, or otherwise in the process of acquiring title to, and all indebtedness secured by any encumbrance thereon; and (ii) all real property or premises leased, subleased in whole or in part, licensed or otherwise used or occupied (whether as a tenant, subtenant, or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy (collectively, including the improvements thereon, the “Leased Properties”) together with a list of all applicable leases and the name of the applicable lessors. True and complete copies of all agreements (including all material written modifications, amendments, supplements, waivers and side letters thereto) under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to the Parent prior to the date hereof, except for those agreements under which the Company is the landlord or sublandlord and annual payments under such agreements are less than $75,000. None of such premises or properties have been condemned or otherwise taken by any public authority and, to the knowledge of the Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law that might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company or its Subsidiaries, including any lease, sublease, license or other agreement, other than the Real Property Leases, granting to any other Person any right to the use, occupancy or enjoyment of such premises or properties, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any notice of any, and to the knowledge of the Company there is no, default under any restrictive covenants, restrictions and conditions affecting the Owned Properties and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, restrictions or conditions, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(d) Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto; provided that with respect to matters relating to any party other than the Company or its Subsidiaries, the foregoing representation is based on the knowledge of the Company.

(e) The buildings and improvements on the Owned Properties and the Leased Properties are in good condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

Section 3.21.  Derivative Transactions.  Subject to such exceptions as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, all Derivative Transactions to which the Company or any of its Subsidiaries is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of the Company or a Subsidiary of the Company, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each Subsidiary of the Company that is a party to any such Derivative Transaction has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

Section 3.22.  Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, interest rate, risk management, asset liability management and other policies, practices and procedures (the ‘‘Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

Section 3.23.  Loan Portfolio.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2006, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2006, of all “non-accrual” Loans. As of March 31, 2006, the Company and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.23(a) of the Company Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by the Company as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.23(a) of the Company Disclosure Schedule sets forth (A) a summary of Criticized Assets as of March 31, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans, and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2006, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased by the Company or its Subsidiaries, were made or purchased in accordance with customary lending standards of the Company or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all Laws relating to such Loans.

Section 3.24.  Proxy Statement.  The information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement shall not, at the time the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, (i) on the date it is first mailed to the shareholders of the Company, (ii) at the time when the Company’s Shareholder Meeting is held, and (iii) at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier Company communication with respect to the solicitation of proxies for the Company’s Shareholder Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent that is contained in or incorporated by reference in any of the foregoing documents.

Section 3.25.  Opinion of Financial Advisor.   The Board of Directors of the Company has received from Credit Suisse Securities (USA) LLC (the ‘‘Company Financial Advisor”) its opinion, dated June 12, 2006 (the ‘‘Fairness Opinion”), to the effect that, as of such date and based on and subject to the various considerations set forth in the Fairness Opinion, the consideration to be received by the Company’s shareholders (other than Castle Creek Capital, LLC and its affiliates) in the Merger is fair to such shareholders from a financial point of view (a true and correct copy of which has been or will promptly be furnished to Parent), and the Fairness Opinion has not been withdrawn or modified as of the date hereof.

Section 3.26.  Brokers.  Except for the Company Financial Advisor (the fees and expenses of which will be paid by the Company), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true, correct and complete copy of the engagement letter with the Company Financial Advisor and with any other broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Merger has been delivered to Parent.

Section 3.27.  No Other Merger or Business Combination Agreements.  The Company does not have any legal obligation, absolute or contingent, to any Person, other than Parent, to sell, directly or indirectly, the Company or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

Section 3.28.  Allowance For Loan Losses.  The Allowance for Loan Losses of the Company and its Subsidiaries (“ALL”) is, and shall be as of the Effective Time, in compliance in all material respects with the Company’s existing methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

Section 3.29.  Unregistered Sales of Securities.  The Company has neither issued nor sold any Company securities which were not registered at the time of sale under the Securities Act or otherwise issued pursuant to an available exemption from registration under the Securities Act.

Section 3.30.  Voting Agreement.  The aggregate percentage of shares of Company Common Stock beneficially owned by all of the Company Affiliated Shareholders and Franklin Mutual Advisers, LLC is in excess of 41% of all issued and outstanding Company Common Stock (on a fully diluted basis). Each of the

Company Affiliated Shareholders and Franklin Mutual Advisers, LLC has, simultaneously with the execution and delivery of this Agreement, executed and delivered to Parent a Voting Agreement.

Section 3.31.  Takeover Statutes.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby (including the Voting Agreement) as required to render inapplicable to such agreements and transactions all of Part Thirteen of the TBCA and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in a disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies, among other things, items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants (provided that any information set forth in any one section of the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection thereof if its relevant to the information called for in such Section or subsection is reasonably apparent and provided further that, notwithstanding any provision in this Agreement to the contrary, the mere inclusion of an item in such section or subsection of the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect), Parent hereby represents and warrants to the Company as follows:

Section 4.01.  Organization and Qualification of Parent.  Parent is a bank duly formed, validly existing and in good standing under the Laws of Spain, and is a bank holding company registered under the BHCA. As of the Closing Date, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas. Parent has and as of the Closing Date Merger Sub shall have the requisite power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now or then being conducted, respectively. Parent is and as of the Closing Date Merger Sub will be duly qualified or licensed to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.02.  Authority.  Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).

Section 4.03.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws (or equivalent organizational documents) of Parent; (ii) conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired);

or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any contract, agreement, note, bond, mortgage, indenture, deed of trust, license, lease or other instrument of obligation to which the Parent is a party or by which any of them or any of their respective properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, losses, defaults, or failures to obtain any consent or approval, or other occurrences which would not, individually or in the aggregate, have or be reasonably expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except with respect to any required Government Approvals set forth in Section 4.03(b) of the Parent Disclosure Schedule.

Section 4.04.  Litigation.  (a) There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent, or for which Parent is obligated to indemnify a third party, the outcome of which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) Parent is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent that, as of the date hereof, challenges the validity or propriety, or seeks to prevent the consummation, of the Merger or any other transaction contemplated by this Agreement.

Section 4.05.  Sufficient Funds.  Parent has available to it sufficient funds to deliver, or cause to be delivered, the aggregate Merger Consideration.

Section 4.06.  Proxy Statement.  The information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement shall not, at the time the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, (i) on the date it is first mailed to the shareholders of the Company, (ii) at the time when the Company’s Shareholder Meeting is held, and (iii) at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company’s Shareholder Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in or incorporated by reference in any of the foregoing documents.

Section 4.07.  Brokers.  No action has been taken by Parent that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

Section 4.08.  Ownership of Company Common Stock.  As of the date hereof, neither Parent nor any of Parent’s “Affiliates” or associates is the “Beneficial Owner” of shares of Company Common Stock in excess of twenty percent (20%) of the outstanding shares of Company Common Stock, as those terms are defined in Article 13.02 of the TBCA.

Section 4.09.  Completion of Transaction.  Parent has no knowledge of any fact or circumstances, including any need to raise capital, relating to or affecting Parent or any of Parent’s Subsidiaries that it reasonably believes would prevent Parent from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent Parent from obtaining all necessary Governmental Approvals of the transaction contemplated by this Agreement.

ARTICLE V

MUTUAL COVENANTS OF THE PARTIES

Section 5.01.  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Parent and the Company agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the Parties to consummate, as soon as practicable, the Merger and the other transactions contemplated hereby that are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the Parties shall cooperate fully with each other to that end.

Section 5.02.  Preparation of Proxy Statement.

(a) As promptly as practicable after execution of this Agreement and in any event within forty-five (45) days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement, which shall meet in all material respects the requirements of applicable Laws, to seek the approval of the Company’s shareholders of this Agreement. The Company shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide to Parent copies of any written comments received from the SEC in connection with the Proxy Statement. Parent shall be provided an opportunity to review and comment on all filings with the SEC, including the Proxy Statement, and all mailings to the Company’s shareholders in connection with this Agreement or the Merger, and the Company shall give reasonable consideration to all comments proposed by Parent. Parent shall promptly provide any information or responses to comments or other assistance reasonably requested by the Company or the SEC in connection with the foregoing.

(b) The Proxy Statement shall include, (i) subject to Section 6.03, the recommendation of the Company’s Board of Directors that the Company’s shareholders vote to approve this Agreement (the “Company Board Recommendation”), and (ii) the Fairness Opinion. The Company shall mail the Proxy Statement to its shareholders in sufficient time to enable the Company’s Shareholder Meeting to be held at the time or times set forth in Section 6.03.

(c) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the payment of the Merger Consideration in accordance with Sections 1.06 and 1.09. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, officers or directors should be discovered by such Party that should be set forth in a supplement to the Proxy Statement, such Party shall promptly inform the other thereof and the Company shall promptly prepare and mail to the shareholders of the Company such amendment or supplement, and, if required in connection therewith, resolicit proxies.

(d) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act.

Section 5.03.  Public Announcements.  The press release announcing the execution by the Parties of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Neither the Company nor Parent shall issue any other press release or otherwise make any public statement with respect to this Agreement or the Merger or which could reasonably be expected to affect the outcome of the voting by the Company’s shareholders on approval of this Agreement without first consulting and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed) to the issuance of such press release or the making of such public statement. Notwithstanding the foregoing, a Party may issue such a press release or make such a public statement without consulting or obtaining the prior consent of the other Party, if such Party (a) concludes in good faith, after consultation with its legal counsel, that such Party is required by applicable Law (or by any listing agreement with a national securities exchange or automated quotation system applicable to it) to issue such press release or make such public statement, and (b) has used reasonable best efforts to consult with the other Party and to obtain its consent, but has been unable to do so in a timely manner. Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

Section 5.04.  Appropriate Actions; Consents; Filings.

(a) Parent and the Company shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise in order to consummate and make effective the transactions contemplated by this Agreement that are intended to be consummated prior to the Effective Time as promptly as practicable hereafter; (ii) obtain from any Governmental Entity any Government Approvals required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the Parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger as contemplated hereby; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required (A) under the BHCA, (B) under the Exchange Act, (C) to the Banco de España, (D) under the Texas Finance Code (the “Texas Finance Code”), (E) under any other applicable federal or state securities Laws, and (F) under any other applicable Law; provided that the Company and Parent shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested and subject to applicable Law, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith provided that the reviewing party agrees to act reasonably and as promptly as practicable; provided further, that any initial filings with Governmental Entities shall be made by Parent as soon as reasonably practicable after the execution hereof if the Company has cooperated as described above, in no event later than sixty (60) days after the date hereof; and provided further, that nothing in this Section 5.04(a) shall require the expenditure of money by Parent or the Company to a third party in exchange for any such consent (other than filing or processing fees). The Company and Parent shall furnish to each other all information reasonably required for any application or other filing under applicable Law in connection with the transactions contemplated by this Agreement. The Parent agrees to promptly provide to the Company complete copies of all of the public portions of all filings with any Governmental Entities in connection with this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect on either the Company or Parent (measured on a scale relative to the Company) (a “Materially Burdensome Regulatory Condition”).

(b) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Governmental Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(c) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

Section 5.05.  Notification of Certain Matters.  Each of Parent and the Company shall promptly advise the other of any change or event (a) having or reasonably expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 5.05 shall not constitute a breach of this Agreement or the failure of any condition set forth in Articles VIII, IX or X to be satisfied unless the underlying Company Material Adverse Effect, Parent Material Adverse Effect or breach would independently result in the failure of a condition set forth in Articles VIII, IX or X to be satisfied.

Section 5.06.  Takeover Statutes.  No Party will take any action that would cause the Merger or any of the transactions contemplated hereby to be subject to requirements imposed by any Takeover Statutes, and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and all transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Statutes, as now or hereafter in effect. No Party will take any action that would cause the Merger and all transactions contemplated hereby not to comply with any Takeover Statutes, and each Party will take all necessary steps within its control to make the Merger and all transactions contemplated hereby comply with (or continue to comply with) the Takeover Statutes. Prior to the Effective Time, the Company shall not elect to adopt, or otherwise take action to become subject to, the TBOC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01.  Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as specifically required or permitted by this Agreement or required by Law, unless Parent shall otherwise consent thereto in writing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its business organizations and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, creditors, lessors, lessees, employees and business associates. In addition, the Company shall not, and shall not permit its Subsidiaries to, take any action that the Company knows, at the time it prepares to take or takes such action, would (i) materially adversely affect or delay the ability of the Company or Parent to perform any of their respective material obligations in a timely basis under this Agreement or (ii) have or be reasonably expected to have a Company Material Adverse Effect. By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents or take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person from any Takeover Statute or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(b) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock or rights of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of the Company or any of its Subsidiaries, other than (x) the issuance of Company Common Stock upon the exercise or conversion of Company Stock Options outstanding as of the date hereof in accordance with their terms, (y) the issuance of shares of Company Common Stock under the Company Director Fee Plan or (z) the granting of options to purchase up to 50,000 shares of Company Common Stock in the aggregate during 2006 in the ordinary course of business consistent with past practice to the individuals set forth on Section 6.01(b) of the Company Disclosure Schedule and only after consultation with Parent;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or deposits of the Bank, except pursuant to existing Contracts or commitments or the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice;

(d) other than (x) regular quarterly dividends on shares of Company Common Stock, at a rate not in excess of $0.10 per share of Company Common Stock during 2006 and $0.11 per share of Company Common Stock during 2007, in each case with the record dates and payment dates set forth on Section 6.01(d) of the Company Disclosure Schedules, (y) dividends or distributions on the Company’s outstanding debentures and related trust preferred securities and (z) payment of dividends by a Subsidiary of the Company to the Company, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests, other securities or any securities or obligations convertible into (whether currently convertible or only convertible after the passage of time or the occurrence of certain events) or exchangeable for any shares of its capital stock, other than the repurchase of shares of Company Common Stock following termination of employment with, or provision of services to, the Company or any Subsidiary, pursuant to the terms of any Company Stock Option;

(f) acquire, directly or indirectly (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), any business or any Person or division thereof or any interest therein;

(g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or trust preferred securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money (it being understood and agreed that the creation of deposits, federal funds borrowings, federal home loan bank borrowings, sales of certificates of deposit and entering into repurchase agreements shall be considered to be in the ordinary course of business consistent with past practice);

(h) other than in the ordinary course of business consistent with past practice, make any loan, loan commitment or capital contribution to, or investment in, or renewal or extension thereof, to any Person;

(i) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) except as required by applicable Law, (i) implement or adopt any material change in its Policies, Practices and Procedures; (ii) fail to follow in any material respect its existing Policies, Practices and Procedures with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(k) take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the Bank Secrecy Act, the anti-money laundering Laws or the policies and procedures of the Company or any of its Subsidiaries with respect to the foregoing;

(l) terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for aggregate annual payments of $75,000 or more and which is not terminable at will or with thirty (30) days or less notice without payment of a premium or penalty, other than loans and loan participations in the ordinary course of business and consistent with past practice;

(m) (i) enter into, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify any employment, consulting, transition, stock option or other equity based, change in control, retention, bonus, termination, severance or similar agreements or arrangements or increase the compensation or benefits payable or to become payable to its directors, officers or employees other than (x) regular annual increases in compensation in the ordinary course of business and consistent with past practice in an aggregate amount not exceeding 3.5% of the aggregate annual base salary compensation that is currently payable to all employees as a group and (y) additional retention payments, bonuses or other additional compensation consistent with past practice and in an aggregate amount not exceeding 1.5% of the aggregate annual base salary compensation currently payable to all employees as a group, with at least five (5) Business Days’ prior notice to Parent; (ii) except to the extent permitted under Section 6.01(m)(i)(y) above, increase any rights to retention, change in control, bonus, stock option or other equity based, severance or termination pay or benefits to, or enter into any new retention, change in control, bonus, stock option or other equity based, employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity based, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required to comply with applicable Law or this Agreement, including Section 409A of the Code; or (iii) take any affirmative action to amend or waive any performance criteria to vesting which are unrelated to service or otherwise accelerate vesting, exercisability, or funding under any Company Benefit Plan, other than to the extent required to comply with applicable Law, including compliance with Section 409A of the Code or as expressly permitted by this Agreement;

(n) hire any new employee of the Company or any of its Subsidiaries at an annual compensation rate in excess of customary practice or, in any event, in excess of $100,000 per annum;

(o) accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(p) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan subject to Section 302 or Title IV of ERISA or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, ERISA or the express terms of any such plan;

(q) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(r) make any material change in tax or financial accounting policies, principles or procedures, except as required by GAAP or by a Governmental Entity;

(s) commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration for an amount in excess of $50,000 individually or $100,000 in the aggregate or which would impose any material restriction on the business of the Company or Parent or any of their Subsidiaries or would reasonably be expected to create precedent for claims that are reasonably likely to be material to the Company or Parent or any of their Subsidiaries;

(t) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes, other than in the ordinary course of business or as may be required by a Governmental Entity, or fail to make any material Tax Return filing due prior to the Closing in the ordinary course of business and consistent with past practice;

(u) enter into any new line of business or change in any material respect its lending, underwriting or other banking and operating policies, except as required by applicable Law;

(v) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Articles VIII, IX or X not being satisfied;

(w) make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $75,000 individually or $500,000 in the aggregate; or

(x) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.02.  Access to Information; Confidentiality.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, ‘‘Representatives”) to, subject to applicable Law, (a) provide Parent and its Representatives with access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent and its Representatives may reasonably request, provided that (i) the Company shall not be required to allow access to any information reasonably relating to the Company’s evaluation of the Merger, this Agreement or any of the transactions contemplated hereby, or any other information relating to any pending or threatened litigation that the Company reasonably believes, after consultation with legal counsel, could result in a waiver of any attorney-client privilege with respect to such litigation and (ii) such access and furnishing of information does not materially impair the Company’s ability to conduct its operations in the ordinary course of business. With respect to the information disclosed pursuant to this Section 6.02, the Parties shall comply with all of their respective confidentiality and other obligations under that certain letter agreement dated November 2, 2005, previously executed by The Laredo National Bank (a wholly-owned Subsidiary of Parent) and the Company (the “Confidentiality Agreement”). No investigation by Parent or its Representatives pursuant to this Section 6.02 shall affect the representations and warranties of the Company set forth in this Agreement.

Section 6.03.  Shareholder Meeting and Approval.

(a) Subject to Section 6.04, the Company shall seek and shall use its reasonable best efforts to obtain the Company Shareholder Approval, in accordance with the applicable provisions of the Company’s Articles of Incorporation and Bylaws, the TBCA and this Agreement, at a duly called and noticed meeting of the shareholders of the Company to be held for the purpose of considering and voting on the approval of that matter (the “Company’s Shareholder Meeting”). The Company shall use its reasonable best efforts to cause the Company’s Shareholder Meeting to be held as promptly as practicable.

(b) The Board of Directors of the Company has adopted a resolution recommending the approval of this Agreement to the Company’s shareholders. Neither the Company nor the Board of Directors of the Company (nor any committee thereof) shall, in a manner adverse to Parent, (i) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement to the Company’s shareholders, (ii) take any action or make any statement in connection with the Company’s Shareholder Meeting inconsistent with such approval (any action referred to in clause (i) or (ii) being a “Change in Board Recommendation”), or (iii) recommend any Company Alternative Proposal (as defined in Section 6.04). Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the meeting of the Company’s shareholders to be held pursuant to this Section 6.03, to take the actions described in clauses (i) through (iii) above (A) if the Company has not violated the terms of Section 6.04; (B) to the extent the Board of Directors of the Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause or be reasonably likely to cause it to violate its fiduciary duties; and (C) if the Company has provided Parent with three (3) Business Days’ prior written notice to the effect that the Board of Directors of the Company intends to take such action and the reasons therefor.

(c) The Company shall submit this Agreement to its shareholders at the Company’s Shareholder Meeting even if its Board of Directors shall have withdrawn, modified or qualified the recommendation set forth in Section 6.03(b).

Section 6.04.  No Solicitation of Acquisition Proposals.

(a) None of the Company, its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute a Company Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “Company Alternative Proposal”), (ii) participate in any discussions or negotiations regarding a Company Alternative Transaction, or (iii) enter into any agreement regarding any Company Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the meeting of the Company’s shareholders to be held pursuant to Section 6.03, and subject to compliance with the other terms of this Section 6.04 and to first entering into an agreement with the Person proposing such Company Alternative Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide Company Alternative Proposal received by the Company, if and only to the extent that the Board of Directors of the Company reasonably determines in good faith (A) such Company Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) after consultation with outside legal counsel that failure to do so would cause or be reasonably likely to cause it to violate its fiduciary duties.

As used in this Agreement, “Company Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates), directly or indirectly, acquires or would acquire more than twenty-five percent (25%) of the outstanding shares of the Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of the Company or any of its Subsidiaries, whether from the Company or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction; or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Superior Proposal” means a bona fide written Company Alternative Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (x) is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement and (y) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Company Alternative Transaction shall have the meaning assigned to such term in this Section 6.04(a), except that the reference to “25%” in the definition of “Company Alternative Transaction” shall be deemed to be a reference to “a majority” and the definition of “Company Alternative Proposal” shall only be deemed to refer to a transaction involving the Company.

(b) The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Company Alternative Proposal, or any material modification of or material amendment to any Company Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Board of Directors of the Company or any Subsidiary that it is considering making, or has made, a Company Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Company Alternative Proposal or intending to make or considering making a Company Alternative Proposal or requesting non-public information or access to the books and records of Company or any Subsidiary, and the material terms of any such Company Alternative Proposal or modification or amendment to a Company Alternative Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Company Alternative Proposal, indication or request. The Company shall also promptly, and in any event within forty-eight (48) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Alternative Proposal in accordance with Section 6.04(a).

(c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use their reasonable best efforts to cause all Persons who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a Company Alternative Proposal, as the case may be, within the twelve (12) months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party, agrees to, and to cause its Subsidiaries to, enforce any such confidentiality and standstill provision against any third party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Company Alternative Proposal.

(d) The Company shall use its best efforts to ensure that the Representatives of the Company and its Subsidiaries are aware of the restrictions described in this Section 6.04 and otherwise take such action as reasonably necessary to facilitate their avoiding violations thereof.

(e) Nothing contained in this Section 6.04 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

Section 6.05.  Transaction Fees.  Section 6.05 of the Company Disclosure Schedule sets forth a statement of all (a) financial advisory fees (including fairness opinion costs), (b) tax gross-up payments to senior management of the Company or any of its Subsidiaries, (c) estimated legal fees and expenses (except for expenses relating to printing and mailing the Proxy Statement, all filing and other fees paid to the SEC, if any, in connection with the Merger and the transactions contemplated by this Agreement and the fees charged by the proxy solicitor), or (d) any other estimated costs arising out of or related to the completion of the Merger or the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries in connection with the completion of the Merger or the other transactions contemplated by this Agreement (the “Fees”). Such amounts are provided both in terms of actual or estimated Fees and the estimated Fees giving effect to any tax benefit that may be realized by the Company in connection with the payment of such Fees. Neither the Company nor any Subsidiary thereof shall pay any Fees in excess of the amounts set forth on Section 6.05 of the Company Disclosure Schedule.

Section 6.06.  Closing Financial Statements.  At least five (5) Business Days prior to the Effective Time, the Company shall provide Parent with the Company’s unaudited consolidated balance sheet presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Balance Sheet Date”) and the Company’s unaudited consolidated statement of income for the period January 1, 2006 through the close of business on the Closing Balance Sheet Date (the “Closing Financial Statements”); provided, however, that if the Effective Time has been scheduled to occur on or before the fifth (5th) Business Day of a calendar month, the Company shall have provided such Closing Financial Statements as of and through the end of the second (2nd) month immediately preceding the Effective Time and, in that event, the Closing Balance Sheet Date shall be the last day of such second (2nd) month immediately preceding the Effective Time and the related statement of income will be for the period from January 1, 2006 to such Closing Balance Sheet Date. Except as hereinafter provided in this Section 6.06, the Closing Financial Statements shall in all material respects be in accordance with GAAP for unaudited interim financial information and such Company Financial Statements shall contain all adjustments (consisting principally of normal recurring adjustments and accruals) necessary to present fairly, in all material respects, the consolidated balance sheet and operating results of the Company and its Subsidiaries as of and for the period ended on the Closing Balance Sheet Date. Such Closing Financial Statements shall also reflect accruals for all Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.06.

Section 6.07.  Certain Employee Matters.  On the first Business Day of January 2007, the Company shall issue shares of Company Common Stock pursuant to the Company Director Fee Plan, as amended, for fees payable for 2006 to those Company Directors who have elected to receive his or her Director fees in the form of shares of Company Common Stock. Furthermore, the Company shall amend the Company Director Fee Plan to provide that it shall not apply to any Director fees payable for 2007.

ARTICLE VII

COVENANTS OF PARENT

Section 7.01.  Employee Benefit Matters.

(a) In the event that any employee of the Company or any Subsidiary of the Company who continues to serve as an employee of Parent or any of its Subsidiaries (including the Company and its Subsidiaries) in the U.S. immediately following the Effective Time (each, a “Company Employee” and collectively, the “Company Employees”) becomes eligible to participate in any employee pension or welfare benefit plan maintained by Parent or any of its Subsidiaries for its U.S. employees (each, a “Parent Benefit Plan”) following the Closing, Parent shall, or shall cause its applicable Subsidiaries to: (i) with respect to each Parent Benefit Plan that is a medical, dental, vision or health plan, (A) waive any exclusions for pre-existing conditions under such Parent Benefit Plan that would result in a lack of coverage for any condition for which any such Company Employee would have been entitled to coverage under the corresponding Company Benefit Plan in which such Company Employee was an active participant immediately prior to his or her transfer to the applicable Parent Benefit Plan, (B) waive any waiting period under any such Parent Benefit Plan that would not otherwise have applied to any such Company Employee under the corresponding Company Benefit Plan in which such Company Employee was an active participant immediately prior to his or her transfer to the applicable Parent Benefit Plan, and (C) provide each Company Employee with credit for any co-payments, deductibles and premiums paid by such Company Employee under the corresponding Company Benefit Plan in the same calendar year and prior to his or her transfer to the applicable Parent Benefit Plan; and (ii) recognize all service completed by each Company Employee prior to the Closing with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting credit and benefit accrual, other than for benefit accrual under a Parent Benefit Plan that is a defined benefit retirement plan; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits. Notwithstanding the foregoing, nothing contained herein shall obligate the Company, the Parent or any of their Affiliates to (i) maintain any particular Company Benefit Plan or (ii) retain the employment of any particular employee.

(b) From and after the Effective Time, Parent shall cause the Company and its Subsidiaries to honor and perform all of their respective obligations under the Severance and any Change in Control Agreements identified in Section 7.01 of the Company Disclosure Schedule, in accordance with their respective terms as in effect on the date hereof.

Section 7.02.  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 7.02 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.02 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 7.02 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES TO CONSUMMATE THE MERGER

Section 8.01.  Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by applicable Law:

(a) Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Law.

(b) Injunction; Illegality.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order which is in effect and prevents or prohibits consummation of the Merger.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 9.01.  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall also be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall have been true and correct when made and on and as of the Effective Time as if made as of the Effective Time (except representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure to be so true and correct (without regard to any Parent Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (other than the representations or warranties contained in Sections 4.02 and 4.03(a)(i) which shall be deemed untrue if it shall fail to be true and correct in all material respects).

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all of the agreements, covenants and obligations in this Agreement required to be performed by it on or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate, dated as of the Effective Time, signed on behalf of Parent by a duly authorized person, certifying to the fulfillment of the conditions stated in Sections 9.01(a)-(b).

(d) Government Approvals.  All Government Approvals required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF PARENT

Section 10.01.  Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, shall have been true and correct when made and on and as of the Effective Time as if made as of the Effective Time (except representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure to be so true and correct (without regard to any Company Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (other than the representations or warranties contained in (i) Section 3.03, which shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.03 taken as a whole) extent, (ii) Sections 3.05, 3.06(a)(i) and 3.25, which shall be deemed untrue if they shall fail to be true and correct in all material respects, and (iii) Section 3.10(a), which shall be deemed untrue and incorrect if not true and correct in all respects).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all of the agreements, covenants and obligations in this Agreement required to be performed by it on or prior to the Effective Time.

(c) Officer’s Certificate.  Parent shall have received a certificate, dated as of the Effective Time, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 10.01(a)-(b).

(d) Government Approvals.  All Government Approvals required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Government Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e) Tax Matters Certificate.  Parent shall have received a tax matters certificate executed by the Company in a form reasonably acceptable to Parent, to the effect that the Company is not a United States real property holding company within the meaning of section 897(c)(2) of the Code.

(f) Shareholders’ Equity and Reserves.  The Adjusted Shareholders’ Equity (as hereinafter defined) of the Company, as of December 31, 2006, shall not be less than $222 million. For purposes of this 10.01(g), “Adjusted Shareholders’ Equity” means the total shareholders’ equity of the Company as of December 31, 2006, determined in accordance with GAAP consistent with the financial statements contained in the Company SEC Filings, minus (i) any unrealized gains or plus any unrealized losses (as the case may be) in the Company’s securities portfolio due to mark-to-market adjustments as of December 31, 2006 and (ii) the exercise price of any Company Stock Options exercised after the date hereof and prior to December 31, 2006, plus all Fees paid or accrued for prior to December 31, 2006, but in no event more than the after-tax amount set forth in Section 6.05 of the Company Disclosure Schedule, on an after-tax basis as reflected in the financial statements of the Company for the year ended December 31, 2006. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the condition stated in this Section 10.01(f).

(g) Dissenting Shares.  The aggregate number of shares of Company Common Stock held by Persons who have taken all of the steps required prior to the Effective Time to perfect their right to be paid the fair market value of such shares as dissenting shareholders under the TBCA shall be less than ten percent (10%) of the outstanding shares of Company Common Stock.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after approval of this Agreement by the shareholders of the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement shall have been a principal reason for or a principal cause of the failure of the Effective Time to occur on or before such date;

(c) By either Parent or the Company, if any Governmental Entity that must issue a Government Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) By Parent, if:

(i) the Board of Directors of the Company shall have: (A) failed to recommend in the Proxy Statement the approval of this Agreement or effected a change in the Company Board Recommendation; (B) approved or recommended, or resolved to approve or recommend, to the Company’s shareholders a Company Alternative Proposal; or (C) entered into, or resolved to enter into, any agreement with respect to a Company Alternative Proposal;

(ii) the Company, any of its Subsidiaries or any of their respective Representatives shall have materially breached Section 6.03 or Section 6.04; or

(iii) a Company Affiliated Shareholder materially breaches any of the representations or warranties, or covenants or obligations, contained in the Voting Agreement, including a breach of the obligation to vote the shares of Company Common Stock owned by such Company Affiliated Shareholder in favor of the approval of this Agreement, if such breach would reasonably be expected to impede or delay materially or prevent the consummation of the Merger and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching Company Affiliated Shareholder;

(e) By either the Company or Parent (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01, 9.01 or 10.01, as the case may be, and which is not cured within forty-five (45) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(f) By either the Company or Parent if the requisite affirmative vote of the holders of Company Common Stock shall not have been obtained at the meeting of the Company’s shareholders to be held pursuant to Section 6.03 duly convened therefor or at any adjournment or postponement thereof at which a vote on such approval was taken; provided that each of the Company and Parent shall only have the right to terminate this Agreement pursuant to this Section 11.01(f) on or prior to the 30th day after the date of such meeting of the Company’s shareholders.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 11.01 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 12.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 11.02.  Effect of Termination.

(a) Survival.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and of no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of Sections 6.02, 11.02, 11.03, 12.01, 12.02, 12.06, 12.07, 12.08, 12.09 and 12.10 shall survive any termination of this Agreement pursuant to Section 11.01 and

(ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) Company Termination Fee.  The Company shall pay Parent a termination fee in the amount of Nineteen Million Two Hundred Thousand Dollars ($19,200,000) (the “Company Termination Fee”), in the manner and at the time set forth in Section 11.02(c) hereof, in the event that this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 11.01(d);

(ii) in the event that (A) a Company Alternative Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 11.01(b) for failure of the Merger to be consummated by the date specified therein, and (C) within twelve (12) months of the termination of this Agreement, the Company enters into an agreement with respect to any Company Alternative Proposal or any Company Alternative Proposal is consummated;

(iii) in the event that

(A) at the time of the meeting of the Company’s shareholders held pursuant to Section 6.03 or at any adjournment or postponement thereof at which a vote on such approval is taken a Company Alternative Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal;

(B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 11.01(f) because the required affirmative vote of the Company’s shareholders shall not have been received; and

(C) within twelve (12) months of the date of such termination of this Agreement, the Company enters into an agreement with respect to any Company Alternative Proposal or any Company Alternative Proposal is consummated; or

(iv) in the event that (A) a Company Alternative Proposal shall have been presented to the Company’s Board of Directors, publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal, (B) thereafter this agreement is terminated by Parent pursuant to Section 11.01(e) for a breach by the Company of any of its covenants or agreements (other than the covenants and agreements contained in Sections 6.03 and 6.04); and (C) within twelve (12) months of the date of such termination of this Agreement, the Company enters into an agreement with respect to any Company Alternative Proposal or any Company Alternative Proposal is consummated.

(c) Payment of Termination Fee.  If the Company Termination Fee becomes payable pursuant to Sections 11.02(b)(i), 11.02(b)(ii) or 11.02(b)(iv), the Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent, within three (3) Business Days after termination of this Agreement in the case of a termination described in paragraph 11.02(b)(i) or 11.02(b)(iv) or within three (3) Business Days after the execution of an agreement with respect to, or the consummation of, the Company Alternative Transaction in the case of a termination set forth in paragraph 11.02(b)(ii). If the Company Termination Fee becomes payable pursuant to Section 11.02(b)(iii), the Company shall pay the Company Termination Fee, less the amount of any Parent Expenses previously reimbursed by the Company pursuant to Section 11.03, within three (3) Business Days after the execution of an agreement with respect to, or the consummation of, the Company Alternative Transaction. The Company acknowledges that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails promptly to pay Parent the amounts due under this Section 11.02 within the time period specified therein, the Company shall pay all costs and expenses

(including attorneys’ fees) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest at the prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made until it is paid in full. Notwithstanding any provision in this Agreement to the contrary, the sole remedy available to Parent for any termination pursuant to Section 11.02(b), other than for a willful or intentional breach of this Agreement by the Company, shall be the payment of the Termination Fee.

Section 11.03.  Fees and Expenses.  Subject to any provisions in Section 11.02 to the contrary, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that if (a) at the time of the meeting of the Company’s shareholders held pursuant to Section 6.03 or at any adjournment or postponement thereof at which a vote on such approval is taken either (i) the Board of Directors of the Company shall have failed to recommend in the Proxy Statement the approval of this Agreement or effected a change in the Company Board Recommendation or (ii) a Company Alternative Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal and (b) this Agreement is terminated pursuant to Section 11.01(f) because the required affirmative vote of the Company’s shareholders shall not have been received, then the Company shall reimburse Parent for Parent’s reasonably documented costs and out-of-pocket expenses (including fees and expenses of financial or other consultants, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement (the “Parent Expenses”) within three (3) Business Days following such termination.

Section 11.04.  Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.05.  Extension; Waiver.  At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation, covenant, agreement or condition or any failure to comply with any other obligation, covenant, agreement or condition by the Party whose performance was waived.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01.  Survival After the Effective Time.  None of the representations and warranties in this Agreement or in any schedule, instrument or any other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 12.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates or provides for performance after the Effective Time or after any termination of this Agreement pursuant to Section 11.01(a) hereof, each of which covenants or agreements shall survive the consummation of the Merger or termination of this Agreement, as applicable, until such covenant or agreement has been fully and faithfully performed.

Section 12.02.  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent, to:

Banco Bilbao Vizcaya Argentaria, S.A.
Paseo de la Castellana, 81
Madrid, SPAIN
Attention: Eduardo Arbizu, Chief Legal Counsel
Email: eduardo.arbizu@grupobbva.com
Facsimile: 011 34 91 374 4471

and

Attention: Gonzalo Toraño, Head of Corporate Development Department
Email: gtorano@grupobbva.com
Facsimile: 011 34 91 374 5021

and

BBVA USA, Inc.
Waterway Two
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
Attention: Peter W. Paulsen, Executive Vice President, General Counsel and Secretary
Email: peter.paulsen@bbvausa.com
Facsimile: (832) 813-7732

and

Attention: Joaquin Gortari, Executive Vice President and Chief Financial Officer
Email: joaquin.gortari@bbvausa.com
Facsimile: (832) 813-7731

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: John C. Murphy, Jr., Esq. and Derek M. Bush, Esq.
Emails: jmurphy@cgsh.com and dbush@cgsh.com
Facsimile: (202) 974-1999

If to the Company, to:

State National Bancshares, Inc.
4500 Mercantile Plaza Drive, Suite 300
Fort Worth, Texas 76137
Attention: Tom C. Nichols
Email: tnichols@statenationalbank.com
Facsimile: (817) 547-1159

with a copy to:

Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention: Charles E. Greef, Esq.
Email: cgreef@jenkens.com
Facsimile: (214) 855-4300

Section 12.03.  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Party, any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than Saturday, Sunday, any federal holiday or any other day on which banks doing business in the State of Texas are authorized to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Change in Control Arrangements” means all Company Benefit Plans which provide or may provide for (a) the making of any payment or provision of any benefit to, (b) any increase in the compensation or benefits otherwise payable to, or (c) the acceleration of the time of payment, funding or vesting of any compensation or material benefits of, any of the current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries on or by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, contract, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), under which the Company, its Subsidiaries or any of their ERISA Affiliates has any obligation or liability, whether actual or contingent, including all employment, retention, change in control, incentive, bonus, deferred compensation, vacation, holiday, pension, retirement, reverence, termination, separation, savings, cafeteria, medical, disability, stock option or other equity-based plans, policies, programs, practices, contracts, agreements, understandings and arrangements.

“Company Director Fee Plan” means the State National Bancshares Director Fee Plan dated July 13, 1999.

“Company Material Adverse Effect” means, when used in connection with the Company or its Subsidiaries, any change, event, violation, inaccuracy, effect, circumstance, occurrence or development (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would be reasonably expected to (a) be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than such Effects reasonably attributable to (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the banking industry and markets in which such entity conducts its businesses, except to the extent such changes materially and disproportionately affect, in an adverse manner, the Company and its Subsidiaries considered as a whole; (ii) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities; or

(iii) public disclosure or consummation of this Agreement or the transactions contemplated hereby; or (b) prevent or materially delay the performance by the Company of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated hereby.

“Company Option Plan” means the State National Bancshares Stock Option Plan dated April 1, 1997, as amended.

“Company Shareholder Approval” means the approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Company Common Stock.

“Company Stock Plans” means the Company Option Plan and the Company Director Fee Plan.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments and executory commitments to which any Person is a party or to which any of its assets are subject, whether oral or written.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Derivative Transaction” means a transaction involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection Contract or any other Contract that is not included in the balance sheet of the Company, and is a derivatives Contract.

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of Law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that, together with the Company, is considered under common Control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Approvals” shall mean, where applicable, all consents, approvals, authorizations, permits or orders of Governmental Entities, including the Banco de España, that are required by applicable Law to be obtained to permit the Parties to consummate the Merger, including those required under the BHCA, the Texas Finance Code, the Exchange Act, the rules and regulations of The Nasdaq

National Market applicable to the Company, and any other consents, approvals, authorizations or permits from Governmental Entities that may be required by the TBCA or the TBOC.

“Governmental Entity” means any domestic or foreign, federal, state or local governmental, administrative, judicial or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, or any applicable industry self-regulatory organization.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any substance in concentration that is (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, mold or polychlorinated biphenyls; or (c) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law or which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic, federal, state or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proxy Statement” shall mean the proxy statement to be sent to the shareholders of the Company in connection with the meeting thereof at which the shareholders of the Company shall consider and vote on the approval of this Agreement, as such proxy statement may be amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Severance Arrangements” means all Company Benefit Plans that provide or may provide for the payment, continuation, acceleration, vesting or funding of any compensation or benefits to or in respect of any of the current or former directors, officers or employees of or consultants to the Company or any of its Subsidiaries on or by reason of, or following, a termination of employment or cessation of service of such director, officer, employee or consultant with the Company or any of its Subsidiaries.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Tax” and “Taxes” means all taxes (including franchise, excise, income, gross receipt, sales, use, transfer, ad valorem, withholding, minimum, workers’ compensation, social security, payroll and employee withholding, unemployment insurance, occupation, tangible and intangible personal property, real property and stamp taxes), payments in lieu of taxes, levies, imposts, duties and assessments, together with any materially related liabilities, penalties, fines, additions to tax or interest that may become due and payable in respect thereof, imposed by any government (or subdivision thereof) or by any Government Authority.

“Tax Return” means any return, declaration, report, claim for refund, information statement or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 12.04.  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section

409A Authorities	Section 3.11(e)
Adjusted Shareholders’ Equity	Section 10.01(f)
Agreement	Preamble
AJCA	Section 3.11(e)
ALL	Section 3.28
Articles of Merger	Section 1.02
Bank	Section 3.01
Certificate	Section 1.06(a)
Change in Board Recommendation	Section 6.03(b)
Claim	Section 7.02(a)
Closing	Section 2.01
Closing Balance Sheet Date	Section 6.06
Closing Date	Section 2.01
Closing Financial Statements	Section 6.06
Company	Preamble
Company Affiliated Shareholders	Recitals
Company Alternative Proposal	Section 6.04(a)
Company Alternative Transaction	Section 6.04(a)
Company Balance Sheet	Section 3.09(c)
Company Board Approval	Section 3.05(b)
Company Board Recommendation	Section 5.02(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Employees	Section 7.01(a)
Company Financial Advisor	Section 3.25
Company Intellectual Property Rights	Section 3.17(a)
Company Material Contracts	Section 3.14
Company Option Shares	Section 3.03(a)
Company Permits	Section 3.07(a)
Company Preferred Stock	Section 3.03(a)
Company Regulatory Agreement	Section 3.08(b)
Company SEC Filings	Section 3.09(a)
Company Stock Options	Section 1.08
Company Termination Fee	Section 11.02(b)
Company’s Shareholder Meeting	Section 6.03(a)
Confidentiality Agreement	Section 6.02
Criticized Assets	Section 3.23(a)
Dissenting Shares	Section 1.07
Effect	Section 12.03
Effective Time	Section 1.02
Exchange Fund	Section 1.09(a)
Fairness Opinion	Section 3.25
Federal Reserve	Section 3.08(a)
Fees	Section 6.05

Defined Terms	Section

Indemnified Parties	Section 7.02(a)
Insurance Amount	Section 7.02(c)
Intellectual Property	Section 3.17(a)
IRS	Section 3.11(b)
Leased Properties	Section 3.20(b)
Liens	Section 3.04
Loans	Section 3.23(a)
Materially Burdensome Regulatory Condition	Section 5.04(a)
Merger	Recitals
Merger Consideration	Section 1.06(a)
Merger Sub	Recitals
Nonqualified Deferred Compensation Plan	Section 3.11(e)
OCC	Section 3.08(a)
Option Consideration	Section 1.08
Option Spread	Section 1.08
Owned Properties	Section 3.20(b)
Parent	Preamble
Parent Benefit Plans	Section 7.01(a)
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 11.03
Parties	Preamble
Paying Agent	Section 1.09(a)
PBGC	Section 3.11(b)
Per Share Amount	Section 1.06(a)
Policies, Practices and Procedures	Section 3.22(b)
Real Property Lease	Section 3.20(b)
Representatives	Section 6.02
Sarbanes-Oxley Act	Section 3.09(a)
Superior Proposal	Section 6.04(a)
Surviving Corporation	Section 1.01
Takeover Statutes	Section 3.31
Tax Sharing Agreement	Section 3.18(e)
TBCA	Section 1.01
TBOC	Section 1.01
Termination Date	Section 11.01(b)
Texas Finance Code	Section 5.04(a)
Third Party Intellectual Property Rights	Section 3.17(a)
Treasury Shares	Section 1.06(c)
Voting Agreement	Recitals

Section 12.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic (including the aggregate Merger Consideration) and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any Party; provided that for purposes of clarification, any change in the Merger Consideration shall be deemed to be “materially adverse.” Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.06.  Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies.

Section 12.07.  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 7.02, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.08.  Attorneys’ Fees and Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 12.09.  Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive arms-length negotiations between the Parties. The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Schedules and Exhibits) or any amendments hereto or thereto.

Section 12.10.  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 12.11.  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Dallas County, Texas. Each of the Parties submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Gonzalo Toraño Vallina
Name: Gonzalo Toraño Vallina

Title:	Head of Corporate Development

STATE NATIONAL BANCSHARES, INC.

By:	/s/ Tom C. Nichols
Name: Tom C. Nichols

Title:	Chairman, President and Chief Executive Officer

APPENDIX B

CREDIT SUISSE SECURITIES (USA) LLC
2121 Avenue of the Stars	Phone 310 282 6161
Suite 3000	www.credit-suisse.com
Los Angeles, CA 90067

June 12, 2006

Board of Directors
State National Bancshares, Inc.
4500 Mercantile Plaza, Suite 300
Fort Worth, TX 76137

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than Castle Creek Capital LLC and its affiliates) of the common stock, par value $1.00 per share (“Company Common Stock”), of State National Bancshares, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger dated as of June 12, 2006 (the “Merger Agreement”) between Banco Bilbao Vizcaya Argentaria S.A. (“BBVA”) and the Company. The Merger Agreement provides for, among other things, the merger of a wholly-owned subsidiary of BBVA (“Merger Sub”) with and into the Company (the “Merger”) pursuant to which the Company will survive as a subsidiary of BBVA and each outstanding share of Company Common Stock will be converted into the right to receive $38.50 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations which have recently been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We further have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. We have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the ability to collect any such assets, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such

B-1

allowances for the Company are in the aggregate adequate to cover such losses. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than Castle Creek Capital LLC and its affiliates) of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Company, nor does it address the underlying business decision of the Company to proceed with the Merger. In connection with our engagement, were not requested to solicit indications of interest from, and did not hold discussions with, any third parties regarding the possible acquisition of all or any part of the Company.

We have been engaged to provide an opinion in connection with the Merger and will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided and in the future we may provide, investment banking and other financial services to BBVA for which we have received, and would expect to receive, compensation and in the future we and our affiliates may provide investment banking and other financial services to the Company for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations) of the Company, BBVA and any other entities that may be involved in the Merger, and accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Castle Creek Capital LLC and its affiliates) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

APPENDIX C

Business Corporation Act

Part 5.

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions.

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions: (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise; (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise; (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions.

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PRELIMINARY COPY—
SUBJECT TO COMPLETION
REVOCABLE PROXY
State National Bancshares, Inc.
SPECIAL MEETING OF STOCKHOLDERS
[                                                     ]
[                                                     ]
[                                                     ]
[                                           ], 2006, [                                           ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
STATE NATIONAL BANCSHARES, INC.
     The undersigned hereby appoints [                                           ] and [                                           ] as proxies, with power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of State National Bancshares standing in the name of the undersigned with all the powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held [                                           ], 2006 or any adjournment thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê               FOLD AND DETACH HERE               ê

STATE NATIONAL BANCSHARES, INC. — SPECIAL MEETING, [                                           ], 2006
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 866-289-1754 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/snbi and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Special Meeting of Stockholders [ ], 2006	Revocable Proxy State National Bancshares, Inc.	Please mark as indicated in this example	☒

1.	To approve the Agreement and Plan of Merger, dated as of June 12, 2006, by and between State National Bancshares, Inc. and Banco Bilbao Vizcaya Argentaria, S.A.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve the postponement or adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In accordance with their discretion, to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

Please sign exactly as your name(s) appear(s) hereon.

Please be sure to date and sign this Proxy card in the box below.	Date

Sign above

+	x x x IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW x x x	+

Ã	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS	Ã

Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., [                  ], 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3 a.m., [ ], 2006:	3 a.m., [ ], 2006 go to
866-289-1754	https://www.proxyvotenow.com/snbi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!